UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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COSTAR GROUP, INC.

(Name of Registrant as Specified in Its Charter)

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April 24, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of CoStar Group, Inc., to be held at 10:00 a.m., local time, on Tuesday, June 6, 2017 at 1331 L Street N.W., Washington, DC 20005.

At the Annual Meeting, you will be asked (1) to elect the eight directors named in the Proxy Statement, (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017, (3) to approve, on an advisory basis, CoStar Group, Inc.’s executive compensation, and (4) to conduct an advisory vote on the frequency of future advisory votes to approve executive compensation. The accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement describe these matters.

The Board of Directors recommends that stockholders vote in favor of each of the director nominees and the other proposals.

Important Notice Regarding the Availability of Proxy Materials
for the 2017 Annual Meeting of Stockholders:

We are mailing many of our stockholders a Notice of Internet Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and may reduce our costs to print and distribute these materials to stockholders. All stockholders who do not receive this Notice of Internet Availability, including stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of our proxy materials by mail.

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive a complete set of proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save CoStar the extra expense associated with additional solicitation. Voting your shares over the Internet or otherwise will not prevent you from attending the meeting, revoking your proxy, or voting your stock in person.

Sincerely,

ANDREW C. FLORANCE
Chief Executive Officer and President

COSTAR GROUP, INC.

April 24, 2017
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, JUNE 6, 2017

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) will be held at 1331 L Street, N.W., Washington, DC 20005, at 10:00 a.m., local time, on Tuesday, June 6, 2017, for the following purposes:

1.	To elect the eight directors named in the Proxy Statement to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017;

3.	To approve, on an advisory basis, the Company’s executive compensation;

4.	To conduct an advisory vote on the frequency of future advisory votes to approve executive compensation; and

5.	To transact any other business properly presented before the Annual Meeting.

The Board of Directors has fixed Monday, April 10, 2017, as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. For specific instructions on voting, please refer to the instructions provided in your Notice of Internet Availability of Proxy Materials or, if you receive a complete set of our proxy materials by U.S. mail, on the proxy card.

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 24, 2017, we mailed to stockholders as of the record date a Notice Regarding the Availability of Proxy Materials. If you received a Notice by mail, you will not receive printed copies of the proxy materials, unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2016 Annual Report on Form 10-K (which we posted on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions in the Notice.

WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,
JONATHAN COLEMAN
Secretary

NOTICE: Brokers are not permitted to vote on the election of directors, the advisory resolution to approve executive compensation, or advisory vote on the frequency of future advisory votes to approve executive compensation without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described in the Notice.

Table of Contents

PROXY STATEMENT	1
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2017	1
OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM	1
PROXY VOTING AND REVOCATION	2
ATTENDING THE ANNUAL MEETING	3
Item 1 – ELECTION OF DIRECTORS	4
Board Composition	4
Nominees for the Board of Directors	5
Nominees’ Business Experience, Qualifications and Directorships	6
Item 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10
Item 3 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	12
Item 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION	14
OTHER MATTERS	15
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2018 ANNUAL MEETING	15
ADDITIONAL INFORMATION	15
Corporate Governance Matters	15
Board Meetings and Committees	18
Report of the Audit Committee	21
Director Compensation	22
Director Stock Ownership Policy	22
Executive Officers and Key Employees	24
Stock Ownership Information	27
Equity Compensation Plan Information	28
Compensation Committee Interlocks and Insider Participation	29
Compensation Committee Report	29
COMPENSATION DISCUSSION AND ANALYSIS	30
Executive Summary	30
Business Overview	30
Executive Compensation Plan and Performance Highlights	31
2016 Variable Compensation Drivers and Outcomes	31
2016 Stockholder Outreach and Say on Pay Response	35
Highlights of the Executive Compensation Program	36
Executive Compensation Practices	37
Executive Compensation Program Objectives	38
Determining Executive Compensation	38
Elements of Compensation	41
Performance Measures and Time Horizons	42
2016 Base Salaries	42
2016 Annual Cash Incentive Program	43
2016 Annual Cash Incentive Awards	47
Equity Incentive Plan	47
Target Equity Incentive Awards Granted in 2016	50
2015 Performance-Based Restricted Stock Awards Granted in 2016	51
2016 Multi-Year Performance Shares	52

2016 Stock Option Awards	53
Target Equity Incentive Awards Granted in 2017	54
2016 Performance-Based Restricted Stock Awards Granted in 2017	55
Compensation Decision Process	57
Other Compensation Policies and Practices	59
Executive Stock Ownership Policy	59
Equity Grant Practices	59
Recoupment (or “Clawback”) Policy	59
Anti-Hedging Policies	59
Termination and Change of Control Payments	59
Policy on Deductibility of Compensation	60
EXECUTIVE COMPENSATION TABLES AND DISCUSSION	61
Summary Compensation Table	61
Grants of Plan-Based Awards for Fiscal Year 2016	63
NARRATIVES TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE	65
Employment Agreements and Arrangements	65
Chief Executive Officer Employment Agreement	65
Equity Awards	65
Outstanding Equity Awards at 2016 Fiscal Year-End	67
Option Exercises and Stock Vested for Fiscal Year 2016	68
Potential Payments Upon Termination or Change of Control	68
Certain Relationships and Related Transactions	72
Section 16(a) Beneficial Ownership Reporting Compliance	73
Other Information	73
APPENDIX A – PROXY CARD	A-1

COSTAR GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 6, 2017

The Board of Directors (the “Board”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, June 6, 2017, at the Company’s principal executive offices at 1331 L Street N.W., Washington, DC 20005, and at any adjournment or postponement of the Annual Meeting.

We are mailing the Notice Regarding the Availability of Proxy Materials to our stockholders eligible to vote at the Annual Meeting on or about April 24, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2017

The Notice of Meeting and this Proxy Statement, as well as our 2016 annual report on Form 10-K, are available on our corporate website at www.costargroup.com/investors/sec-filings.

OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

At the close of business on the record date, Monday, April 10, 2017, there were 32,755,429 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each of the eight director nominees and on each of the other proposals.

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares as of the record date constitutes a quorum (the minimum number of shares required to take action) for the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.

The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

Election of Directors.  Our Bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. Our Board of Directors has adopted a director resignation policy consistent with the majority voting standard in our Bylaws. The policy provides that an incumbent director who does not receive the requisite majority of the votes cast for his or her election shall tender his or her resignation to the Board of Directors. The Nominating & Corporate Governance Committee will then recommend to the Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. In making its decision, the Board may consider any factors or information that it considers relevant. The Board will act on the recommendation of the Nominating & Corporate Governance Committee within 90 days following certification of the election results.

The majority voting standard does not apply, however, in a contested election, as further described in our Bylaws. The election of directors at the 2017 Annual Meeting will not be contested and each of the directors who receives the requisite majority of votes cast will be elected.

Each of the Other Proposals.  Approval of each of the other proposals to be voted on at the Annual Meeting requires a majority of votes cast, which means that the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal.

Treatment of Abstentions

With respect to the election of directors and the other proposals, stockholders may vote or abstain from voting. Abstentions will not affect the outcome of the election of directors or the other proposals because they are disregarded in calculating the total number of votes cast. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

Treatment of Broker Non-Votes

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has the discretion to vote on routine corporate matters (routine matters include ratification of the appointment of the Company’s independent registered public accounting firm) presented in the proxy materials without your specific voting instructions. For non-routine matters (non-routine matters include election of directors, approval of the advisory resolution to approve executive compensation, and an advisory vote on the frequency of future advisory votes to approve executive compensation), your shares will not be voted without your specific voting instructions, resulting in a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of directors or the other proposals because they are disregarded in calculating the total number of votes cast on the election of directors and each of the other proposals. Broker non-votes will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.
PROXY VOTING AND REVOCATION

There are four ways you can vote:

1.
By Internet (www.proxyvote.com): You may vote over the Internet by following the instructions provided in the Notice or, if you receive a complete set of proxy materials by U.S. mail, by following the instructions on your proxy card.

2.	By Telephone: If you receive a complete set of proxy materials by U.S. mail, you may vote by telephone by following the instructions on your proxy card.

3.
By Mail: If you receive a complete set of proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4.
In Person: If you are a stockholder as of the record date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking his or her earlier-submitted proxy or voting in person.

If you properly complete and execute your proxy card in one of the ways set forth above:

•	Your shares will be voted in accordance with your instructions.

•
If you sign, date and return your proxy card and there are any items for which you do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” election of each of the director nominees, “FOR” ratification of the independent registered public accounting firm, “FOR” approval of the advisory resolution to approve executive compensation, and to conduct future advisory votes to approve executive compensation every “ONE YEAR.”

You may revoke your proxy at any time before it is voted by:

•	Delivering to the Corporate Secretary written notice that you are revoking your proxy;

•	Submitting a properly executed proxy bearing a later date; or

•
Attending the Annual Meeting and voting in person. If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to attend and vote at the Annual Meeting.

Simply attending the Annual Meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.
ATTENDING THE ANNUAL MEETING

Only stockholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Rich Simonelli, Vice President of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at CoStar’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Stockholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.

ITEM 1
ELECTION OF DIRECTORS

The Board has currently fixed the number of directors constituting the Board at eight. The Nominating & Corporate Governance Committee has recommended and the Board has nominated the eight current directors for reelection, all of whom were last elected at the 2016 Annual Meeting of Stockholders. The persons named as proxy holders on the proxy card will vote your shares “FOR” each of the eight nominees unless you instruct otherwise on your proxy card.

Each of our directors elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. We know of no reason why any nominee would be unable to serve. However, if any of the nominees should become unable to serve prior to the Annual Meeting, proxies that do not withhold authority to vote for directors may be voted for any other nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to match the actual number of nominees. In no event may proxies be voted for a greater number of persons than the number of nominees named. We did not receive any stockholder nominations for director in connection with the 2017 Annual Meeting.

BOARD COMPOSITION

Our Nominating & Corporate Governance Committee is responsible for reviewing and assessing with the Board the Board’s membership criteria. The criteria include independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; an individual's business experience, skills and background, including an understanding of and experience with commercial real estate, information services, and technology industries; finance and marketing expertise; and absence of potential conflicts with the Company’s interests. The Nominating & Corporate Governance Committee seeks a diversity of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. In addition, the Nominating & Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current standing and strategic plans. This evaluation enables the Nominating & Corporate Governance Committee to assess its effectiveness at achieving these Board membership objectives.

We do not expect or intend that each director will have the same skills, experience and background. We expect that our Board members will have a diverse portfolio of skills, experiences and backgrounds and that each will contribute to the composition of the Board so that collectively the Board will possess the necessary skills, experience and background to oversee the business and affairs of the Company. Below is a list of key skills and experience that our directors bring to our Board that we consider important in light of our current business and structure. The directors’ individual biographies below describe each director’s most relevant experience, qualifications and skills.

Directors’ Key Skills and Experience
Industry Expertise
We seek directors with experience in the commercial real estate, data provider and technology industries. Experience in those areas is valuable in understanding our growth and development efforts, as well as the market segments in which we operate.

Financial Expertise
We believe that an understanding of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our investing activities, financial reporting and internal controls. We measure our operating performance by reference to financial targets. We expect all of our directors to be financially knowledgeable.

Mergers & Acquisitions Experience
We have grown over the years in part through mergers & acquisitions activity and believe directors who have a background in mergers & acquisitions transactions can provide insight into developing and implementing strategies for growing our operations through business combinations and also provide relevant input regarding our business strategy. Relevant experience in this area includes experience identifying and valuing proposed transactions, analyzing the ‘fit’ of a proposed acquisition target with the Company’s strategy, and integrating acquired companies with our existing operations.

Business Development
We expect to continue to grow organically by identifying and developing new services and new markets for our services. Directors who have expertise in business development can provide insight into developing and implementing strategies for growing our business organically.

Public Company Board and Management Experience
Directors who have served on other public company boards and/or as executives of other public companies can offer advice and insight with regard to the dynamics and operation of a board of directors, the relationship between a board and the CEO and other management personnel, and an understanding of good corporate governance practices and risk management.

Leadership Experience	Directors who have served in a leadership capacity or as executives at other companies provide valuable operational insight and can help the Board operate efficiently and effectively.
NOMINEES FOR THE BOARD OF DIRECTORS

The following table lists the eight director nominees and their current committee memberships:

Name	Employment	Years as a Director(1)	Committee Membership
Michael R. Klein	Chairman, CoStar Group, Inc.; Chairman, The Sunlight Foundation	30	Compensation; Nominating & Corporate Governance
Andrew C. Florance(2)	CEO & President, CoStar Group, Inc.	30	None
Laura Cox Kaplan	Adjunct Professor, American University	1	Nominating & Corporate Governance
Michael J. Glosserman	Managing Member, The JBG Companies	9	Audit; Nominating & Corporate Governance
Warren H. Haber	Chairman of the Board & CEO, Founders Equity Inc.; Managing General Partner of FEF Management Services, LLC	22	Audit
John W. Hill	Founder & CEO, J Hill Group CFO, City of Detroit, Michigan	5	Audit
Christopher J. Nassetta	CEO & President, Hilton Worldwide	15	Compensation; Nominating & Corporate Governance
David J. Steinberg	CEO, Nextility, Inc.	6	Audit
____________

(1)    Years of service include the current year of service.
(2) Executive Officer

NOMINEES’ BUSINESS EXPERIENCE, QUALIFICATIONS AND DIRECTORSHIPS

Michael R. Klein has been the Chairman of our Board of Directors since 1987. Mr. Klein also currently serves as Chairman of the board of directors and Chief Executive Officer of The Sunlight Foundation, a non-profit public education organization which he founded in 2005, Chairman of Gun Violence Archive, a non-profit public education organization which he founded in 2014, and as Vice Chairman of the board of directors, Lead Director, Chairman of the Corporate Governance & Nominating Committees, and member of the Audit and Compensation Committees of Tutor Perini Corporation, a publicly-held construction company. From 1998 to 2011, he served on the board of directors of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011. Mr. Klein serves as a director of ThinkFood Group, LLC, a privately held company, and previously served as a director of ASTAR Air Cargo, Inc., a privately held company, until it was sold in 2015. He also serves as Chairman of the board of directors of The Shakespeare Theatre Company, as a director and secretary of the American Himalayan Foundation, as a director of the NAACP Legal Defense and Education Fund, and as a trustee of the Aspen Music Festival and School and the Aspen Institutes. From 1974 through 2005, Mr. Klein was a partner of the law firm now known as Wilmer Cutler Pickering Hale and Dorr LLP. Mr. Klein received a B.B.A. and a J.D. from the University of Miami and an L.L.M. from Harvard University. Mr. Klein is 75 years old.

As a result of his service on our Board of Directors since the Company’s inception, Mr. Klein has extensive knowledge of the commercial real estate, data provider and technology industries, as well as the Company’s products, services and business strategies. In addition to his role and tenure on our Board, Mr. Klein brings to the Board of Directors extensive experience through his service over the past 30 years on the boards of directors of the foregoing and other publicly-held companies, as well as several privately held businesses and non-profit organizations, including in the role of Chairman and Lead Director. Mr. Klein’s experience gained as a result of his involvement as a founder, director and/or investor in those entities over the past 30 years, including active participation in their business development and management, enables him to contribute significantly to the oversight and governance of the Company. Mr. Klein also has three decades of service as a corporate and securities lawyer with significant participation in corporate financings and mergers & acquisitions, allowing him to provide valuable insight when evaluating or overseeing the Company’s business and growth strategies.

Andrew C. Florance founded the Company in 1987. As President and CEO of CoStar, Mr. Florance has directed CoStar Group’s successful expansion from start-up, to its IPO in July 1998, to its market-leading position today with a staff of approximately 3,000 worldwide and a client base that includes the real estate industry’s leading brokerage firms, property owners, and lenders. He manages an international service platform that includes the United States, United Kingdom, France, Spain, Germany and Canada and is utilized by nearly 27 million users a month as of January 2017. Mr. Florance is a recognized authority for analysis of real estate markets. While leading CoStar Group, he has identified, negotiated, and closed more than 20 acquisitions across six countries. He is a frequent speaker on commercial real estate at industry events. He co-authored a study about the utilization and usefulness of a massive data set to track apartment rents effectively, titled “What’s Really Happening With Apartment Rents.” The study received a 2016 Manuscript Prize Award from the American Real Estate Society (ARES), an association of real estate thought leaders. He conceived of and co-authored the study resulting in the 2010 launch of the CoStar Commercial Repeat-Sale Indices (CCRSI), which is believed to be the most comprehensive and thorough commercial real estate repeat-sale price index available in the market today. The study was recognized as “Best Manuscript” by the James R. Webb American Real Estate Society (ARES) Foundation. He also co-authored the first comprehensive analysis of leasing and sales activity in energy-efficient office buildings in the United States. The study, which was published in The Journal of Real Estate Portfolio Management, was selected by the ARES as the “Best Paper” published in this prestigious academic real estate journal in 2008. The groundbreaking study was also cited as a critical factor in the Company’s selection as the only commercial real estate-related company to win an ENERGY STAR award for excellence from the U.S. Environmental Protection Agency in 2009. In addition, Mr. Florance is the recipient of numerous other awards recognizing his accomplishments as an entrepreneur and corporate leader, including: Cornell Real Estate Review’s Real Estate Industry Executive of the Year for 2009; Transwestern’s 2007 Public Company Trendsetter of the Year for revolutionizing the way the commercial real estate industry gathers, analyzes and uses information on commercial property and markets; and Ernst & Young’s Entrepreneur of the Year award in 2000 for his pioneering work in real estate information services.

Mr. Florance was honored by the Leadership Enterprise for a Diverse America Organization for his entrepreneurial leadership and commitment to education. He served on the board of directors of Walker & Dunlop, Inc. from November 2012 to May 2016. Mr. Florance currently serves on several non-profit boards of directors, including the board of directors of ARES, the governing board of Management Leadership for Tomorrow, a nonprofit working to develop diverse leaders and expand talent pipelines, the St. Albans School Governing Board, and the board of the Children’s Hospital Foundation. Mr. Florance is a member of the Cathedral Chapter overseeing the Washington National Cathedral. Mr. Florance received a B.A. in economics from Princeton University. He is 53 years old.

As the founder of the Company and the only member of the Company’s senior management team who serves on our Board, Mr. Florance brings to the Board significant knowledge and understanding of the real estate and information services industries, unique expertise on the Company’s products and services, and extensive leadership experience. Over his 30-year tenure with the Company, Mr. Florance has served as the Chief Executive Officer and has been actively involved in all facets of the Company’s business, including developing the Company’s products and services, identifying and developing markets for the Company’s products and services and identifying and integrating acquisition targets. This experience enables Mr. Florance to make significant contributions to the Company’s business development and strategy.

Laura Cox Kaplan is the former Principal-in-Charge of Government, Regulatory Affairs and Public Policy for professional services and accounting firm PricewaterhouseCoopers (PwC), where she spent more than 11 years, from December 2004 to July 2016, managing the firm’s public policy engagement strategy, and almost a decade on the executive management team. In her role at PwC, she also provided advice to clients, particularly at the executive and board level, on developments in public policy and public policy strategy. Ms. Kaplan served on PwC’s Global Public Policy and Regulatory Board, which coordinated public policy strategies across the more than 150 countries in which PwC operates. She served as Chair of the American Institute of Certified Public Accountants’ (AICPA) Federal Legislative Task Force, which coordinated strategies for shaping legislative policy that impacts the accounting profession, and was a member of the Center for Audit Quality’s (CAQ) Executive Management Committee. Prior to joining PwC, Ms. Kaplan served in senior level positions at the U.S. Securities and Exchange Commission and the U.S. Department of the Treasury, where she focused largely on the legislative and regulatory response to corporate governance and accounting failures in the late 1990s and on the implementation of the Sarbanes-Oxley Act of 2002. Ms. Kaplan has been an adjunct professor at American University since January 2017, and currently serves on the following non-profit boards: Running Start; American Council on Germany; All in Together; and Empowered Women. She also serves on the Advisory Board for the Bush School of Government and Public Service at Texas A&M University, the National Women’s History Museum’s Development Committee, The Wilson Center Women in Public Service Project, and the US Chamber of Commerce Foundation Advisory Board. Ms. Kaplan received a Master’s degree from American University and a B.A. from the University of Texas, Austin. She is 47 years old.

Ms. Kaplan has more than 25 years of experience in communications, corporate governance, stakeholder engagement and public policy strategy. She lends her experience and voice publicly to a range of topics important to the public and private sectors including career and talent development, the importance of developing a diversified workforce and of the value of diversified teams, women’s leadership, and corporate governance. As a result of her experience, Ms. Kaplan brings to the Board valuable leadership, management and corporate governance experience.

Michael J. Glosserman has served as a Managing Member of The JBG Companies, a real estate investment and development firm, since 1998. He is the former Chairman of its Executive Committee. He began his career as a staff attorney with the U.S. Department of Justice, shortly thereafter moving into commercial real estate investment and development with the Rouse Company in 1972 and then joining JBG in 1979. His non-professional affiliations include: Honorary Trustee, National Building Museum; Trustee, Federal City Council; and Advisory Board Member of the University of Pennsylvania Institute for Urban Research. He received a B.S. in Economics from the Wharton School at the University of Pennsylvania and received his J.D. from the University of Texas Law School. He is 71 years old.

Mr. Glosserman has over 45 years of experience investing in, developing and owning commercial real estate. As a result of his experience, Mr. Glosserman brings to the Board significant business development, financial and commercial real estate industry expertise. As a user of commercial real estate information, Mr. Glosserman also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential ‘fit’ of acquisition targets and the development and marketing of products and services.

Warren H. Haber has been, for more than 40 years, Chairman of the Board and Chief Executive Officer of Founders Equity, Inc. and its affiliates, private investment concerns. Mr. Haber is also Managing General Partner of FEF Management Services, LLC, which manages Founders Equity Fund I, L.P. and Founders Equity NY L.P, and a Partner of Founders Property LLC, an affiliate of FEF Management Services, LLC. Mr. Haber served on the board of directors of Warnex, Inc. (Toronto Stock Exchange) and currently serves on the boards of directors of several privately-held companies, including Source One Financial Services, LLC, where he serves as Chairman of the Board; Core BTS (formerly known as Core Business Solutions), where he serves on the Compensation Committee; Richardson Foods, Inc., where he serves on the Compensation Committee; COR Health Services LLC; Stone Source, Inc.; Pay-O-Matic, Inc.; and Watertown Mall. Mr. Haber also serves as a Trustee and member of both the Audit and Investment Committees of Temple Emanu-el, New York City. Mr. Haber holds a BBA in Finance from Baruch College. He is 76 years old.

Through his more than 40 years of investment banking experience, Mr. Haber has served as an executive officer and/or director of a number of portfolio companies. As a result of his experience, he brings financial and business development expertise to the Company’s Board, leadership experience, as well as public company board and management experience. The Board also draws upon Mr. Haber’s mergers & acquisitions experience when developing strategies for business combinations and integrating acquired companies. Through his more than 20 years of service on the Board, Mr. Haber has also developed extensive knowledge of the commercial real estate and information services industries and the Company’s products, services and business strategies.

John W. Hill is Founder and Chief Executive Officer of J Hill Group, a professional services practice specializing in assisting clients in improving their management operations, which he started in 2012. He has been the CFO of the City of Detroit, Michigan on a personal services contract since November 2013. Prior to starting his consulting practice, from 2004 to 2012, Mr. Hill served as Chief Executive Officer of Federal City Council, a non-profit, non-partisan organization dedicated to improving the Nation’s Capital. Mr. Hill has previously served in multiple other executive and financial leadership positions, including as Chief Executive Officer of In2Books, Inc. and as a Partner at Andersen, LLP. Mr. Hill currently serves as a trustee, and the Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee of Chesapeake Lodging Trust, a publicly traded REIT, and he previously served as a member of the Audit Committees of various public companies, including Highland Hospitality Inc. and Chesapeake Lodging Trust, and various private entities, including Prestwick Pharmaceuticals, Inc. Mr. Hill also serves as Treasurer on The Shakespeare Theatre Company board of trustees, and as Chair of the board of directors of the NMAC. Mr. Hill received a B.S. in Accounting from the University of Maryland, passed the CPA exam and became a Certified Public Accountant in 1977. He is 62 years old.

Through his current and previous positions, Mr. Hill has gained over 40 years of experience in accounting, auditing and financial matters, as well as significant management expertise. As a result of his extensive experience, Mr. Hill brings to the Board valuable financial knowledge and executive management experience

Christopher J. Nassetta has been the President and Chief Executive Officer of Hilton Worldwide (fka Hilton Hotels Corporation), a global hospitality company, since December 2007. Prior to joining Hilton Worldwide, Mr. Nassetta served as the President and Chief Executive Officer of Host Hotels & Resorts (fka Host Marriott Corporation), a lodging real estate investment trust and owner of luxury and upscale hotels, from May 2000 to December 2007. Mr. Nassetta joined Host Hotels & Resorts in 1995 as Executive Vice President and was elected the Chief Operating Officer in 1997. Prior to joining Host Hotels & Resorts, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with the Oliver Carr Company from 1984 through 1991. Mr. Nassetta serves as a member of the Real Estate Roundtable, as an Advisory Board member for the McIntire School of Commerce at the University of Virginia, and as Vice Chairman of the Corporate Fund for The John F. Kennedy Center for the Performing Arts. Mr. Nassetta is a member of Federal City Council, a member of the Steering Committee of Partners for a New Beginning, and is on the boards of the International Youth Foundation, the Wolf Trap Foundation for the Performing Arts, and the Economic Club of Washington, D.C. Mr. Nassetta previously served on the board of directors of Host Hotels & Resorts. Mr. Nassetta received a degree in finance from the University of Virginia McIntire School of Commerce. Mr. Nassetta is 54 years old.

Through his current and previous positions, Mr. Nassetta brings to the Board significant operational and business development experience, mergers & acquisitions experience, public company board and management experience, leadership experience, as well as commercial real estate industry expertise. As a user of commercial real estate information, Mr. Nassetta also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential “fit” of acquisition targets and the development and marketing of products and services.

David J. Steinberg has been the Chief Executive Officer of Nextility, Inc., a technology company that creates an intelligent data based market for energy, since September 2015. He served as Chief Executive Officer of SnappCloud, Inc., a technology company that integrates online cloud software applications for distribution by large PC and software OEMs, from September 2009 to September 2015. From November 2008 to September 2009, Mr. Steinberg worked with investors and the board of directors of SnappCloud (formerly known as ARPU) on funding and revising the Company’s operational focus. Prior to joining SnappCloud, Mr. Steinberg was the Chairman and Chief Executive Officer of SwapDrive, Inc., an online storage cloud solution from May 2001 to October 2008, during which time SwapDrive was sold to Symantec. Mr. Steinberg also founded bridge2bridge, where he helped companies at all stages with strategy in the areas of business development, channels, and capital formation. Prior to founding bridge2bridge, Mr. Steinberg was Vice President of BioNetrix Software, Inc., where he was responsible for worldwide sales and market development. Mr. Steinberg also previously served as the director of worldwide vertical channels at then start up Check Point Software, Inc. and as a founding member of SynOptics Communications, Inc. (which became Bay Networks after a merger), establishing SynOptics’ U.S. Eastern and federal systems operations. Mr. Steinberg serves on the boards of directors of the following privately held companies: SolSystems; Radius Networks, where he serves as Chairman; and The Wireless Registry where he serves as Chairman. He is a member of the advisory board of the Washington, DC venture capital firm Core Capital Partners, and he serves on the boards of directors of the following not-for-profit entities: SEED School of Washington, DC and We are Family. Mr. Steinberg received a B.S. in physiological psychology from the University of Cincinnati. Mr. Steinberg is 59 years old.

Mr. Steinberg has over 30 years of sales, technical and executive experience in the data communication, network security, and Internet services industries. As a result of his experience, Mr. Steinberg brings to the Board significant business development, marketing, and executive management experience, as well as significant Internet services industry, financial and growth strategies expertise.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

ITEM 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended and the Board has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2017. As a matter of good corporate governance, the Board is asking stockholders to ratify this appointment, even though ratification is not required. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment. Even if stockholders ratify this appointment, the Board may direct the appointment of a different independent auditor at any time during 2017 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Ernst & Young LLP has served as the independent registered public accounting firm for the Company, its subsidiaries, and its predecessors since 1994. A representative from Ernst & Young LLP is expected to attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

For the years ended December 31, 2015 and 2016, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered to CoStar:

	Year Ended December 31, 2015	Year Ended December 31, 2016
Audit Fees	$1,809,128	$1,655,005
Audit Related Fees	—	35,000
Tax Fees	64,687	107,400
All Other Fees	—	—
Total	$1,873,815	$1,797,405

Audit Fees include fees for services performed for the audit of CoStar’s annual financial statements, review of financial statements included in CoStar’s periodic filings with the SEC, audit of CoStar’s internal control over financial reporting and statutory audits required internationally. The fees for services performed for the audit of CoStar’s 2015 annual financial statements include $331,000 related to the acquisitions of (i) the stock of Network Communications, Inc. and the related Apartment Finder business (collectively referred to as “Apartment Finder”), and (ii) the assets of Belbex Corporate, S.L., a small commercial real estate information provider operating in Madrid, Spain. Included in the services performed for the audit of CoStar’s 2016 annual financial statements is $90,000 related to the acquisition of Thomas Daily GmbH (“Thomas Daily”), a commercial real estate news and information provider operating in Freiburg, Germany. This category also includes fees for consents and assistance with and review of documents filed with the SEC.

Audit Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of CoStar’s financial statements. For the year ended December 31, 2016, the reported audit related fees represent fees for accounting services billed by Ernst & Young LLP primarily in connection with due diligence for the acquisition of Thomas Daily.

Tax Fees primarily include fees associated with tax return preparation, tax compliance, tax advice and tax planning. Included in the tax services performed for the year ended December 31, 2016 is $30,000 related to a research and development tax credit study as well as $25,000 related to the acquisition of Thomas Daily.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-

approval spending limits for services to be performed by CoStar’s independent registered public accounting firm are established on an annual (for audit services) or periodic (for permissible non-audit services) basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Any audit or non-audit service fees that may be incurred by CoStar that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee or the Audit Committee as a whole prior to the performance of services. CoStar’s Chief Financial Officer or General Counsel reports to the Audit Committee on a quarterly basis on all services rendered by the independent registered public accounting firm for which pre-approval has been granted and all fees paid to the independent registered public accounting firm for such services since the previous quarter’s Audit Committee meeting. The Audit Committee may revise its pre-approval spending limits and policies at any time.

All fees paid to the independent registered public accounting firm in 2016 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimis” exception established by the SEC for the provision of non-audit services.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2017.

ITEM 3
ADVISORY RESOLUTION TO APPROVE
EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, a resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section ofthis Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Link executive compensation with the achievement of overall corporate goals,

•	Encourage and reward superior performance, and

•	Assist the Company in attracting, motivating and retaining talented executives.

Our Compensation Committee supports a pay-for-performance approach to executive compensation, coupled with the key objectives set forth above. Our executive compensation program has a number of features designed to promote these objectives and is designed to motivate our executives to successfully manage and grow our business. Some of the key features of our current executive compensation program include:

•
Performance Focus and Multi-Year Performance Metric. The executive compensation program consists of annual grants of restricted stock (with the value of grant determined based on the achievement of a financial goal over the prior fiscal year) and options that vest over time and a grant of performance-based restricted stock that vests based on achievement of a three-year cumulative financial goal that is subject to adjustment based on the Company’s total stockholder return (“TSR”) over the three-year period. The performance-based restricted stock grant provides for:

o	A three-year, cumulative revenue goal in order to align executive compensation with long-term stockholder value; and

o
A measure of stockholder return, whereby the shares earned, if any, as a result of the Company’s achievement of the revenue goal will be positively or negatively adjusted based on the Company’s three-year TSR relative to the three-year TSR of the companies included within the Russell 1000 index, in order to align executive compensation with long-term stockholder returns.

•
Distinct Performance Metrics for the Annual and Long-Term Incentive Plans. The annual awards of cash incentives and restricted stock are based on distinct earnings metrics. Further, the three-year performance-based restricted stock awards are based on a separate and distinct revenue metric.

•
Equity Grant Values Evaluated Against Peer Companies. The Compensation Committee generally strives to set target equity award values within +/- 15% of the median peer values to avoid potential payouts that could be multiple times higher than the median of the executives’ respective peers.

We believe that stockholders’ interests are further served by other executive compensation-related practices and policies that we have adopted:

•	We do not have guaranteed minimum payment levels for executives’ cash incentives or performance-based equity awards.

•	We do not provide material perquisites to our executive officers.

•	We do not have the ability to reprice options without stockholder approval.

•	Our executive officers and directors are subject to rigorous stock ownership policies, which require them to own no less than a minimum value of Company common stock.

•	We have a clawback policy that allows the Company to recover incentive awards from executives in certain circumstances if the Company has to restate its financial results.

•
Our Compensation Committee regularly retains an independent compensation consultant to advise the Compensation Committee on evolving best practices on executive compensation and with respect to the Company’s compensation peer group.

•	We seek and value stockholder feedback on our executive compensation program.

Many of the current program features are a result of the Company proactively reaching out to stockholders to discuss the Company’s executive compensation program. In response to those discussions, in early 2014 the Compensation Committee implemented and approved the long-term performance component within the current executive compensation program, use of distinct financial metrics on which the annual awards of cash incentives and restricted stock awards are based, the performance goal used to determine the value of the three-year performance-based restricted stock awards, the executive stock ownership policy and the clawback policy. In 2016, the Company continued to proactively reach out to stockholders to discuss the Company’s executive compensation program. The Company spoke with stockholders holding approximately 90% of the outstanding common stock of the Company, including the top 20 stockholders, which hold approximately 63% of the outstanding common stock of the Company. In conversations between the Company and these stockholders during 2016, the stockholders expressed positive views regarding the Company’s management team and financial performance, as well as approval of the link between the executive compensation program and the Company’s financial performance.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing in the sections titled “Executive Compensation Tables and Discussion” and “Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table” in this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of CoStar Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Company provided its stockholders a “say-on-pay” advisory vote to approve its executive compensation in 2016. At the 2016 Annual Meeting, approximately 88% of the votes cast were for approval of the “say-on-pay” advisory vote. The Compensation Committee believes these results demonstrate that our stockholders support our compensation approach. We retained these executive performance-based compensation programs throughout 2016 and continue to maintain performance-based executive compensation programs in 2017.

At our annual meeting of stockholders held on June 2, 2011, our stockholders voted to adopt the recommendation of our Board to vote on the say-on-pay proposal every year at our annual meeting. At this year’s annual meeting, as required by the Dodd-Frank Act, we are asking our stockholders to vote to adopt the recommendation of our Board to continue to vote on the say-on-pay proposal every year at our annual meeting. As a result, we expect to continue to submit our say-on-pay proposal to our stockholders at each annual meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

ITEM 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes to approve executive compensation of the nature reflected in Item 3 above should occur every year, every two years or every three years.

After careful consideration and review of our past practice, the Board has determined that holding an advisory vote to approve executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes to approve executive compensation to continue to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote to approve executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. An annual advisory vote to approve executive compensation also is consistent with the Company’s practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes to approve executive compensation, and we will carefully review the voting results on this proposal. At the 2011 Annual Meeting, when we last held a vote on the frequency for advisory votes to approve executive compensation, approximately 92% of the votes cast were for “one year.” This advisory vote on the frequency of future advisory votes to approve executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY “ONE YEAR.”

OTHER MATTERS

We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will, unless otherwise specified in the proxy, vote on it as they think best in their discretion.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2018 ANNUAL MEETING

A stockholder who intends to introduce a proposal for consideration at our 2018 Annual Meeting of Stockholders may seek to have that proposal and a statement in support of the proposal included in our Proxy Statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Exchange Act. Additionally, in order to be eligible for inclusion in our Proxy Statement, the stockholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than December 25, 2017, and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our Proxy Statement.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8. Our Amended and Restated Bylaws provide that any such proposals or nominations must be submitted to us not later than the close of business on the 75th day and not earlier than the close of business on the 105th day before the first anniversary date of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company. Accordingly, stockholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2018 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before the close of business on March 23, 2018, but no sooner than the close of business on February 21, 2018. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock as required by the Company’s Amended and Restated Bylaws. Stockholder proposals or nominations not meeting these requirements will not be entertained at the 2018 Annual Meeting.

ADDITIONAL INFORMATION
CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board, on the recommendation of the Nominating & Corporate Governance Committee, has adopted the Company’s Principles of Corporate Governance to assist the Board in carrying out its responsibilities and to set forth the Board’s current views with respect to selected corporate governance matters considered to be of significance to our stockholders. The Company’s Principles of Corporate Governance direct our Board’s actions with respect to, among other things, Board composition, director membership criteria, composition of the Board’s standing committees, and the Board’s performance evaluations. The Company’s Principles of Corporate Governance can be found on the “Investors” section of the Company’s corporate website at http://www.costargroup.com/investors/governance.

Identifying and Evaluating Nominees

The Nominating & Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of CoStar, and other sources that the Nominating & Corporate Governance Committee deems appropriate. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders, subject to such recommendations being submitted during the period and including the required information specified in CoStar’s Amended and Restated Bylaws for stockholders to nominate directors, as described under “Stockholder Proposals and Nominations for Directors for the 2018 Annual Meeting” above. The Company may require any proposed nominee to furnish other information as reasonably required to determine eligibility to serve as a director of the Company, including information regarding the proposed nominee’s independence.

When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, background, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. When considering a director standing for reelection as a nominee, in addition to the attributes described above, the Nominating & Corporate Governance Committee also considers that individual’s past contribution and future commitment to CoStar. The Nominating & Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. The Nominating & Corporate Governance Committee evaluates candidates within the context of the perceived needs of the Board as a whole, so that the members of the Board collectively will possess the necessary skills, experience and background. While the Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity, the Nominating & Corporate Governance Committee believes that it is important that Board members represent diverse viewpoints. There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure

Currently, an independent director, Mr. Klein, serves as Chairman of the Board and a separate director, Mr. Florance, serves as Chief Executive Officer. Mr. Klein has served on the Company’s Board of Directors since inception and is well positioned to serve as Chairman of the Board. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board at the particular time. The Board has determined that this leadership structure, under which the roles of Chairman and CEO are separate and an independent director serves as Chairman, currently is in the best interest of the Company’s stockholders. This structure provides a greater role for the independent directors in the oversight of the Company and in setting agendas and establishing Board priorities and procedures. In addition, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Independent Directors and Executive Sessions

CoStar’s Board has determined that Messrs. Klein, Glosserman, Haber, Hill, Nassetta, and Steinberg and Ms. Kaplan are each independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. As part of the Board’s determination of each member’s independence, the Board was presented with information regarding Mr. Klein’s position as Chairman of the Shakespeare Theatre Company, a non-profit organization, and Mr. Hill’s position on the board of trustees of the Shakespeare Theatre Company. The Company expensed contributions to The Shakespeare Theatre Company of $55,000 in 2014, $118,000 in 2015 and $80,000 in 2016. In addition, in 2015 and 2016, the Company paid approximately $37,000 and $20,000, respectively, to The Shakespeare Theatre Company for promotional and hospitality services promoting the Company’s Apartments.com and CoStar services, as well as season-long benefits, which aggregate amount is less than one percent of the consolidated gross annual revenues of The Shakespeare Theatre Company.  In addition, the Board considered that Messrs. Glosserman and Nassetta each serve as executive officers of companies that subscribe to the Company’s services and that in each case the payments to the Company were less than one percent of the consolidated gross annual revenues of the Company in each of the last three fiscal years. Further, the Board considered that the services provided to those companies by the Company are on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The independent directors of the Board of Directors meet in regularly scheduled executive sessions, which are typically run by the Chairman of the Board, Mr. Klein. In 2016, the independent directors met in executive session at one quarter of the regularly scheduled meetings of the Board of Directors (one time).

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at CoStar. This risk oversight function is administered both through the full Board and through individual Board Committees that are tasked by the Board with oversight of specific risks, as described below.

Companies face a variety of risks, including macro-economic risks, such as inflation, economic downturns, or recession; business-specific risks related to strategic position, operations, financial structure, legal and regulatory compliance and corporate governance; and event-specific risks, such as natural disasters or wars. The Company believes that an effective risk management system will:

•	Timely identify the material risks that the Company faces,

•	Communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,

•	Implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and

•	Integrate risk management into Company decision-making.

The Board believes that our leadership structure, discussed under “Board Leadership Structure” above, supports the risk oversight function of the Board. We have an independent director serving as Chairman of the Board and a separate director serving as Chief Executive Officer. In addition, independent directors chair and serve on the various committees involved with risk oversight.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Management is responsible for identifying risk and risk controls related to significant business activities and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk.

The Board implements its risk oversight responsibilities by having management, typically the Chief Financial Officer or General Counsel, provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk if and when appropriate. When appropriate, other members of management will provide information to the Board or one of its committees with respect to a specific area of potential risk and how the Company manages or seeks to control the identified risk. In some cases, as with risks related to product or service acceptance, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. In other cases, a Board Committee is responsible for oversight of specific risk topics, in which case management meets directly with the Board Committee. For example, the Audit Committee oversees issues related to internal control over financial reporting and issues related to the Company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation plans and programs, as discussed in greater detail below. The Company’s Audit Committee meets regularly and the Compensation and Nominating & Corporate Governance Committees meet at least annually, and each Committee reports back to the full Board. The Board also works with the Company’s management to assess, analyze and address the most likely areas of future risk for the Company.

Risk Assessment in Compensation Programs

We have assessed the Company’s compensation programs. Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations encourage or create undesired or unintentional risk of a material nature. The Compensation Committee also engaged its independent compensation consultant, Willis Towers Watson, to assess the Company’s executive compensation program. The risk assessment process included:

•	A review of CoStar’s compensation programs, policies and practices;

•	Program analysis to identify risk and risk control related to the programs; and

•	Determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward and risk control.

Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. The Company supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit, except that sales personnel are also eligible to receive sales commissions depending upon performance. Programs may differ by country due to variations in local laws and customs.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stockholder Communications with the Board

Stockholders may communicate with our Board by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 1331 L Street N.W., Washington, DC 20005. Such communications will be opened by the Corporate Secretary. A copy of the contents will be made and retained by the Corporate Secretary and the contents will be promptly forwarded to the Chairman of the Nominating & Corporate Governance Committee and, if addressed to a particular committee or Board member, to that committee’s Chairman or the particular Board member. The Corporate Secretary together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board, individual directors or other appropriate body.

Policy Regarding Attendance at Annual Meetings

CoStar Group encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2016, one director attended the Annual Meeting of Stockholders.
BOARD MEETINGS AND COMMITTEES

In accordance with applicable Delaware law and the Company’s Amended and Restated Bylaws, the business and affairs of the Company are managed under the direction of its Board. The Board, which is elected by the Company’s stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects, advises and monitors the performance of the Company’s senior management team, which is charged with the conduct of the Company’s business. The Board has established certain standing committees to assist it in fulfilling its responsibilities as described below.

During 2016, the Board of Directors held five meetings. During 2016, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by each committee of the Board on which the director served, during the period in which the director so served.

Board Committees

The Board has Audit, Compensation and Nominating & Corporate Governance committees. The following table sets forth the composition of each of our Board committees as of the date of this Proxy Statement as well as the number of meetings held by each committee in 2016.

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Michael R. Klein		X*	X
Andrew C. Florance
Laura Cox Kaplan			X
Michael J. Glosserman	X		X
Warren H. Haber	X
John W. Hill	X*
Christopher J. Nassetta		X	X*
David J. Steinberg	X
Number of Meetings	4	2	1
____________

*Chairman of the Committee

Audit Committee.  The Board has determined that each of the current members of our Audit Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. In addition, the Board has determined that Audit Committee members Haber, Hill, Glosserman and Steinberg are “audit committee financial experts,” as defined by regulations promulgated by the SEC, based on, among other things, the experience, qualifications and skills described above under “Item 1 – Election of Directors – Nominees’ Business Experience, Qualifications and Directorships.” The Audit Committee’s responsibility is to assist the Board in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee is also responsible for producing the report of the Audit Committee for inclusion in the Company’s Proxy Statement. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

Compensation Committee.  The Board has determined that each of the current members of our Compensation Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. The Compensation Committee operates under a written charter adopted by the Board and reviewed annually by the Compensation Committee.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and directors, as well as to oversee production of the Compensation Committee report on executive compensation for inclusion in the Company’s Proxy Statement. The Compensation Committee’s authority and responsibilities include:

•
Overseeing the Company’s compensation structure, policies and programs for executive officers and assessing whether the compensation structure establishes appropriate incentives for the executive officers;

•
Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers of the Company, evaluating those executive officers’ performance in light of their goals and setting their compensation levels based on the Compensation Committee’s evaluation and, with respect to the other executives, the recommendations of the CEO and CFO;

•	Approving stock options and other stock incentive awards for executive officers;

•	Reviewing and approving the design of benefit plans pertaining to executive officers;

•	Reviewing and recommending employment agreements for executive officers;

•	Approving, amending or modifying the terms of any compensation or benefit plan that does not require stockholder approval;

•	Reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board; and

•
Reviewing and discussing with management the Company’s compensation discussion and analysis and related disclosures required to be included in the Company’s annual report and proxy statement, recommending to the Board whether the compensation discussion and analysis should be included in the annual report and proxy statement, and overseeing publication of an annual executive compensation report in the Company’s annual report and proxy statement.

In addition, the Board has designated the Compensation Committee as the Administrator of the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), the Company’s 2011 Incentive Bonus Plan, the Company’s 2016 Stock Incentive Plan (the “2016 Plan”) and the Company’s 2016 Cash Incentive Plan. The Compensation Committee may delegate its duties or responsibilities to a subcommittee of the Compensation Committee, and it has authority to retain and to direct management to retain outside advisors and experts that it determines appropriate to assist with performance of its functions.

Our Chief Executive Officer and Chief Financial Officer make recommendations to the Compensation Committee for each element of compensation awarded to executives, but the Compensation Committee must approve each element of (and any changes to) executive compensation. Periodically, the Compensation Committee also retains independent compensation consulting firms to assist it in gathering market data and to provide it with information about trends in compensation among comparable companies, determined based on factors such as market capitalization, annual revenues, number of employees, service offerings, and potential competition for talent or business. The Compensation Committee retained Willis Towers Watson in late 2015 and again in early 2017, and utilized the findings from its studies in connection with the Company’s executive compensation decisions for 2016 and 2017, as discussed below in the section titled “Compensation Discussion and Analysis” of this Proxy Statement. Willis Towers Watson reported directly to the Compensation Committee through its chair and, at the direction of the Compensation Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to executive officer compensation. In future years, the Compensation Committee may at its discretion retain Willis Towers Watson (or another consulting firm) to update or perform new studies to be used in connection with its executive compensation decisions.

Our Compensation Committee has reviewed an assessment of the independence of, and any potential conflicts of interest raised by, Willis Towers Watson’s work for the Compensation Committee by considering the following six factors (i) the provision of other services to us by Willis Towers Watson; (ii) the amount of fees received from us by Willis Towers Watson, as a percentage of the total revenue of Willis Towers Watson; (iii) the policies and procedures of Willis Towers Watson that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Willis Towers Watson consultant with a member of the Compensation Committee; (v) any Company stock owned by the Willis Towers Watson consultant; and (vi) any business or personal relationship of the Willis Towers Watson consultant or Willis Towers Watson with any of our executive officers, and concluded that Willis Towers Watson is independent and there are no such conflicts of interest.

Nominating & Corporate Governance Committee.  The Board has determined that each of the current members of our Nominating & Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board director candidates to be nominated for election at the Annual Meeting of Stockholders and perform a leadership role in shaping the Company’s corporate governance. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board and reviewed annually by the Nominating & Corporate Governance Committee.

All of the charters for the Company’s Board committees are available in the “Investors” section of the Company’s corporate website at http://www.costargroup.com/investors/governance.
REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for 2016. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

By the Audit Committee
of the Board of Directors

John W. Hill, Chairman
Warren H. Haber
Michael J. Glosserman
David J. Steinberg

DIRECTOR COMPENSATION

The Compensation Committee of the Board annually reviews director compensation for service on the Board and for service on any Board committees and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. Non-employee director compensation for 2016, which remained unchanged from the non-employee director compensation for 2015, is set out below. Directors who are also employees of the Company do not receive any compensation for service on the Board in addition to their regular employee compensation.

Annual Cash Retainers(1)
Board Members (other than Chairman)	$50,000
Chairman of the Board	$120,000
Annual Equity Awards(2)
Board Members (including Chairman)	$175,000
Audit Committee Chairman	$30,000
Compensation Committee Chairman	$15,000
Nominating & Corporate Governance Committee Chairman	$15,000
Audit Committee Member	$15,000
Compensation Committee Member	$8,000
Nominating & Corporate Governance Committee Member	$6,000

(1)	The Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.

(2)
Annual equity awards are granted on the date of the first regular Board meeting following the date of the annual meeting of stockholders, are payable in the form of restricted stock, are valued at the grant date, and vest in equal, annual installments over a 4-year period from the date of grant as long as the director is still serving on our Board on the respective vesting date. The number of shares of restricted stock granted pursuant to each such restricted stock grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.

Pursuant to the Company’s 2007 Plan and 2016 Plan and related award agreements, upon a change of control, all restrictions on stock grants will lapse. For more detailed information, see “Change of Control Provisions under the Company’s 2007 and 2016 Plans” in the section titled “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. In addition, under the 2007 Plan and the 2016 Plan, recipients of restricted stock are entitled to receive dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.
DIRECTOR STOCK OWNERSHIP POLICY

The Compensation Committee adopted stock ownership requirements for the Company’s non-employee directors as set forth in the Company’s Director Stock Ownership Policy. Each non-employee director is required to own shares of the Company’s common stock with a value equal to five times the annual, standard director cash retainer. The current directors have until December 31, 2018 to meet the ownership requirement.

Director Compensation Table for Fiscal Year 2016

The following Director Compensation table shows the compensation we paid in 2016 to our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Michael R. Klein, Chairman	$120,000	$196,201	$316,201
Laura Cox Kaplan	$25,000	$181,157	$206,157
Michael J. Glosserman	$50,000	$196,201	$246,201
Warren H. Haber	$50,000	$190,056	$240,056
John W. Hill	$50,000	$205,100	$255,100
Christopher J. Nassetta	$50,000	$198,108	$248,108
David J. Steinberg	$50,000	$190,056	$240,056
__________

(1)	This column shows the amount of cash compensation earned in 2016 for Board and Committee service.

(2)
This column shows the aggregate grant date fair value of shares of restricted stock granted in 2016 to each non-employee director, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation”. Each non-employee director received one grant of restricted stock on September 15, 2016 for his or her service on the Board and any committees, as applicable. Generally, the grant date fair value is the amount the Company expenses in its financial statements over the awards’ vesting period and is based on the closing price of our common stock on the date of grant, which was $211.88 on September 15, 2016.

The following table shows the number of shares of restricted stock granted to each non-employee director during 2016, as well as the aggregate number of shares of unvested restricted stock held by each non-employee director as of December 31, 2016. Other than as set forth below, the non-employee directors did not hold any other outstanding equity awards at fiscal year end.

Name	Number of Shares of Restricted Stock Granted 9/15/16	Aggregate Shares of Unvested Restricted Stock Held as of 12/31/16
Michael R. Klein, Chairman	926	2,667
Laura Cox Kaplan	855	855
Michael J. Glosserman	926	2,667
Warren H. Haber	897	2,585
John W. Hill	968	2,790
Christopher J. Nassetta	935	2,695
David J. Steinberg	897	2,585

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table lists our current executive officers and key employees:

Name	Age(1)	Years of Service(2)	Position
Andrew C. Florance*	53	30	Chief Executive Officer, President and Director
Scott T. Wheeler*	53	2	Chief Financial Officer
Francis A. Carchedi*	59	18(3)	Executive Vice President, Corporate Development
Matthew F. W. Linnington*	48	3	Executive Vice President of Sales
Jonathan M. Coleman	52	17	General Counsel and Secretary
Frederick G. Saint	51	18(4)	President, Apartments.com
Frank A. Simuro	50	18	Chief Technology Officer
Rebecca Carr	53	2	Chief Marketing Officer
Giles R. Newman	54	5	Managing Director, CoStar Europe
Lisa C. Ruggles	50	18	Senior Vice President, Global Research
Cameron C. Stewart	41	12(4)	President, LoopNet
Donna G. Tanenbaum	57	5	Vice President, Human Resources
____________

*    Executive Officer as defined by the Securities Exchange Act of 1934, as amended

(1)	Age determined as of June 1, 2017.

(2)	Years of service include the current year of service.

(3)	Includes all years of service with the Company, although not consecutive.

(4)	Includes years of service with acquired companies.

Biographical information about Mr. Florance appears above under “Item 1 — Election of Directors.” Biographical information about each of the other individuals in the table appears below.

Scott T. Wheeler, our Chief Financial Officer, joined the Company in January 2016. Prior to his appointment as Chief Financial Officer, from 2006 until January 2016, Mr. Wheeler served in various roles with Experian, a global information services company. From 2013 until January 2016, Mr. Wheeler served as Chief Financial Officer – Experian North America and Global Technology Services. Experian North America is a regional business group with $2.5 billion in sales across four business segments and twelve operating units. Prior to this, Mr. Wheeler held various positions in addition to his role as Chief Financial Officer – Experian North America, including Director – SalesShare and Innovation from 2008 to 2012 and Chief Financial Officer of Experian’s Central and South American operations from 2006 to 2007. Mr. Wheeler came to CoStar with 30 years of financial and leadership experience, including four years with Avery Dennison Corporation, a producer of pressure-sensitive labeling, retail tag and ticketing systems; six years with General Electric Company; and ten years with Deloitte & Touche, LLP. He received a B.A. in Business Administration with Accounting concentration from University of Washington, Seattle.

Francis (Frank) A. Carchedi, our Executive Vice President of Corporate Development, returned to the Company in June 2009, having served as our Chief Financial Officer and Treasurer from May 1997 through June 2007.  From 2009 until his appointment as Executive Vice President of Operations in early 2013, Mr. Carchedi served as Vice President of Corporate Development. He was subsequently appointed Executive Vice President of Corporate Development in early 2016. From 2008 to 2009, Mr. Carchedi was Chief Financial Officer of Avectra, Inc., a provider of enterprise and software as a service (SAAS)-based software and services.  From 1995 to 1997, he was with ITC Learning Corporation, a publicly held publisher and distributor of multi-media training products, where he served as Vice President, Treasurer and Chief Financial Officer. Prior to that, Mr. Carchedi was with Ernst & Young, LLP for ten years, most recently as a consultant in the firm’s New York-based Mergers and Acquisitions Group and Entrepreneurial Services Group in Washington, DC.  He received a B.S. in accounting from Wake Forest University.

Matthew (Max) F. W. Linnington, our Executive Vice President of Sales, joined us in June 2014. In 2014, prior to joining CoStar, he served as Vice President of Sales for Scivantage, a financial technology firm, and prior to that he was the Founder and Managing Director at SpeedBird Ventures UK Ltd., a private investment firm, from 2012 to 2014. Mr. Linnington served in various roles at Bloomberg LP from 1995 to 2012, including his most recent roles as Regional Head, Emerging Markets from 2008 to 2012, where he led expansion of Bloomberg’s operations in Africa, the Middle East and South Asia, and as Senior Vice President, Sales and Marketing for Bloomberg LP Americas from 2001 to 2008. Mr. Linnington received a B.A. Hons degree in Financial Services from the University of West England.

Jonathan M. Coleman, our General Counsel and Secretary, joined us in May 2000 as Deputy General Counsel. He has served as General Counsel and Secretary since July 2005. From October 1996 to May 2000, Mr. Coleman was a Trial Attorney with the U.S. Department of Justice’s Civil Division. Prior to that, Mr. Coleman was an associate at Fried, Frank, Harris, Shriver & Jacobson, where he practiced commercial litigation. Mr. Coleman received a B.A. in economics and public policy studies from Dickinson College and his J.D. from George Washington University.

Frederick (Fred) G. Saint, the President of Apartments.com, a network of online apartment listing websites and a wholly owned subsidiary of the Company, is responsible for Apartments.com’s product, marketing and business development. Mr. Saint joined the Company as a result of the Company’s acquisition of LoopNet in 2012. He had previously joined LoopNet as President of Cityfeet and Vice President of LoopNet Business Development in August 2007 upon the acquisition of Cityfeet, where he served as Chief Executive Officer from January 2004 to August 2007.  Mr. Saint received a B.S. in business administration from Wake Forest University and an M.B.A. in finance and real estate from the Wharton School at University of Pennsylvania.

Frank A. Simuro, our Chief Technology Officer, joined the Company in December 1999 as Director of Information Systems. He served as Senior Vice President of Information Systems from May 2005 to January 2008 and was promoted to Chief Information Officer in January 2008. Most recently, in March 2015, Mr. Simuro was promoted to Chief Technology Officer. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International (“GRC”). Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.A. in computer science from State University of New York — Geneseo.

Rebecca (Becky) Carr, our Chief Marketing Officer, joined the Company in May 2015. Ms. Carr came to the Company with over 25 years of global sales and marketing leadership experience in Fortune 500 companies.  Prior to joining the Company, Ms. Carr was the Chief Marketing Officer at Savvis from March 2013 to May 2015; Chief Marketing Officer at Foxwoods Resort & Casino from September 2011 to January 2013; and Vice President of Global Marketing at Verizon and MCI from 2003 through 2011.  She spent 22 years at MCI/Verizon, starting in sales and ultimately leading the global marketing organization.  She received a B.A from William Smith College in Geneva, New York.

Giles R. Newman, the Managing Director of CoStar Europe, is responsible for our European operations, which include CoStar Suite, CoStar Focus, Belbex, CoStar España, Thomas Daily and Grecam.  Mr. Newman joined us in December 2012.  Mr. Newman previously served as Group Sales Director at Informa, a knowledge and information company, from January 2011 to September 2012, for various business lines including Lloyd's List.  Prior to that, Mr. Newman was Global Vice President of Sales and Marketing for a substantial division of Thomson Reuters, a media and information company, from August 2004 to December 2010.  In addition to his recent experience, Mr. Newman has held senior roles in a number of established and early stage technology and information businesses. Mr. Newman received a BSc in pure mathematics and statistics from The University of Exeter.

Lisa C. Ruggles, our Senior Vice President, Global Research, joined the Company in November 1999 as a Field Research Photographer. Since joining the Company, Ms. Ruggles has served in various roles of increasing responsibility, including Field Research Operations Manager from 2000 to 2006, Director of Field Research from 2006 to 2009, Senior Director of Field Research from 2009 to 2011, Vice President of Field Research from 2011 to early 2016, and Senior Vice President of Portfolio Research from early 2016 until her appointment as Senior Vice President of Global Research in October 2016.  During her tenure, she launched CoStar’s research coverage of numerous markets throughout the United States, facilitating the Company’s national expansion, launched research coverage in the United Kingdom, and was instrumental in establishing a Toronto-based research center and launching research coverage in Toronto, Canada. She developed CoStar’s first aerial research plane to collect high quality images of new construction in an expedited manner. Ms. Ruggles established CoStar’s new research headquarters in Richmond, Virginia, which focuses on CoStar Property and Tenant data. Ms. Ruggles received a B.A. in Photography from Savannah College of Art and Design.

Cameron C. Stewart, the President of LoopNet, a wholly owned subsidiary of the Company that we acquired in 2012, is responsible for product, marketing, business development and revenue within CoStar Group’s commercial real estate marketplace businesses, including LoopNet, CityFeet and Showcase.  Mr. Stewart joined the Company as a result of the Company’s acquisition of LoopNet in 2012. Prior to being appointed to his current role in early 2016, Mr. Stewart was the General Manager of CoStar Group’s Land vertical overseeing LandsofAmerica and LandAndFarm from June 2014 to January 2016. Prior to that he served in various roles with the Company and LoopNet, including General Manager, LandAndFarm.com from January 2013 to June 2014; Senior Business Line Manager, LandAndFarm.com from December 2010 to December 2012; and Senior Marketing Manager, LoopNet from January 2006 to February 2011. Mr. Stewart received a B.A. in economics from Trinity College and his MBA from the Haas School of Business at the University of California Berkeley.

Donna G. Tanenbaum, Vice President of Human Resources, is responsible for leading the organization’s efforts to acquire, develop, and retain the talent capabilities needed to meet the Company’s strategic growth plans.  Ms. Tanenbaum joined us in December 2012.  Previously Ms. Tanenbaum served as Vice President of Human Resources at Curtiss-Wright Flow Control, a $1 billion business segment of Curtiss-Wright Corporation, an engineering and manufacturing company, from April 2005 to December 2012, where she was responsible for all human resources activities for 3500 employees in the US and globally.  Ms. Tanenbaum received a B.S. in human development from Cornell University and a Master of Education, with an emphasis in organizational behavior, from the Harvard Graduate School of Education.

STOCK OWNERSHIP INFORMATION

The following table provides certain information regarding the beneficial ownership of our common stock as of March 31, 2017, unless otherwise noted, by:

•	The individuals listed in the Summary Compensation Table in this Proxy Statement (whom we refer to collectively in this Proxy Statement as the “named executive officers”);

•	Each of our directors;

•
Each person we know to be the beneficial owner of more than 5% of our outstanding common stock (based upon Schedule 13D and Schedule 13G filings with the SEC, which can be reviewed for further information on each such beneficial owner’s holdings); and

•	All of our current executive officers and current directors as a group.

Name and Address(1)	Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
Michael R. Klein(2)	330,469	1.01%
Andrew C. Florance(3)	395,064	1.20%
Scott T. Wheeler(4)	24,085	*
Scott L. Yinger(5)	6,581	*
Francis A. Carchedi(6)	62,112	*
Matthew F. W. Linnington (7)	37,173	*
Laura Cox Kaplan(8)	855	*
Michael J. Glosserman(9)	8,158	*
Warren H. Haber(10)	125,905	*
John W. Hill(11)	5,393	*
Christopher J. Nassetta(12)	25,835	*
David J. Steinberg(13)	5,844	*
Baron Capital Group, Inc. and related entities and person(14)	2,997,945	9.15%
Janus Capital Management(15)	2,591,719	7.91%
The Vanguard Group(16)	2,454,611	7.49%
All current executive officers and directors as a group (11 persons)(17)	1,020,893	3.09%
____________

(1)
Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of March 31, 2017, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table and to the extent authority is shared by spouses under applicable law, we believe that the persons named in the table have sole voting and dispositive power with respect to their reported shares of common stock. The use of * indicates ownership of less than 1%. As of March 31, 2017, the Company had 32,752,727 shares of common stock outstanding.

(2)	Includes 2,667 shares of restricted stock that are subject to vesting restrictions.

(3)	Includes 246,179 shares issuable upon options exercisable within 60 days of March 31, 2017, as well as 71,007 shares of restricted stock that are subject to vesting restrictions.

(4)	Includes 22,078 shares of restricted stock that are subject to vesting restrictions.

(5)	Includes 4,303 shares of restricted stock that are subject to vesting restrictions.

(6)	Includes 37,099 shares issuable upon options exercisable within 60 days of March 31, 2017, as well as 17,541 shares of restricted stock that are subject to vesting restrictions.

(7)	Includes 7,800 shares issuable upon options exercisable within 60 days of March 31, 2017, as well as 24,743 shares of restricted stock that are subject to vesting restrictions.

(8)	Consists of 855 shares of restricted stock that are subject to vesting restrictions.

(9)	Includes 2,667 shares of restricted stock that are subject to vesting restrictions.

(10)
Includes 6,000 shares held by Mr. Haber’s spouse and excludes 25,880 shares held by Mr. Haber’s adult sons for which Mr. Haber disclaims beneficial ownership. Also includes 2,585 shares of restricted stock that are subject to vesting restrictions.

(11)	Includes 2,790 shares of restricted stock that are subject to vesting restrictions.

(12)	Includes 2,695 shares of restricted stock that are subject to vesting restrictions.

(13)	Includes 2,585 shares of restricted stock that are subject to vesting restrictions.

(14)
Number of shares beneficially owned is as of December 31, 2016 and is based on a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”), BAMCO INC. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron on February 14, 2017. BCG and Ronald Baron both had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 2,802,445 shares, and shared dispositive power with respect to 2,997,945 shares. BAMCO had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 2,642,222 shares, and shared dispositive power with respect to 2,837,722 shares. BCM had sole voting and sole dispositive power with respect to no shares, shared voting and shared dispositive power with respect to 160,233 shares. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. The address of the reporting persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(15)
Number of shares beneficially owned is as of December 31, 2016 and is based on a Schedule 13G filed by Janus Capital Management on February 13, 2017. The reporting person had sole voting and sole dispositive power with respect to 2,567,719 shares, and shared voting and shared dispositive power with respect to 24,000 shares. The address of the reporting person is 151 Detroit Street, Denver, CO 80206.

(16)
Number of shares beneficially owned is as of December 31, 2016 and is based on a Schedule 13G/A filed by The Vanguard Group on February 10, 2017. The reporting person had sole voting power with respect to 28,760 shares, shared voting power with respect to 6,000 shares, sole dispositive power with respect to 2,423,499 shares, and shared dispositive power with respect to 31,112 shares. The address of the reporting person is 100 Vanguard Boulevard, Malvern, PA 19355.

(17)
Includes 291,078 shares issuable upon options exercisable within 60 days of March 31, 2017, as well as 152,213 shares of restricted stock that are subject to vesting restrictions. The number of all current executive officers and directors as a group does not include Scott L. Yinger.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to the Company’s equity compensation plans approved by security holders. The Company does not have any equity compensation plans not approved by security holders. The information in this table is as of March 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	529,545 (2)	$146.46(3)	2,067,912(4)
Equity compensation plans not approved by security holders	—	—	—
__________

(1)
Consists of the following plans: the 2007 Plan, the 2016 Plan and the Company’s Employee Stock Purchase Plan. The Company’s 2007 Plan and the Company’s 2016 Plan provide for various types of awards, including options and restricted stock grants. In April 2007, the Company’s Board of Directors adopted the 2007 Plan, subject to stockholder approval, which was obtained on June 7, 2007. The 2007 Plan was amended in June 2010, June 2011 and June 2012. Stockholders approved these amendments on June 2, 2010, June 2, 2011, and June 5, 2012, respectively. All shares of common stock that were authorized for issuance under the Company’s 1998 Stock Incentive Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan. In April 2016, the Company’s Board of Directors adopted the 2016 Plan, subject to stockholder approval, which was obtained on June 9, 2016. All shares of common stock that were authorized for issuance under the Company’s 2007 Plan that, as of June 9, 2016, remained available for issuance under the 2007 Plan (excluding shares subject to outstanding awards) were rolled into the 2016 Plan. The 2007

Plan continues to govern unexercised and unexpired awards issued under the 2007 Plan prior to June 9, 2016. The Employee Stock Purchase Plan was adopted by the Board of Directors on April 17, 2006, and approved by the Company’s stockholders on June 8, 2006. The Employee Stock Purchase Plan was later amended by the Board of Directors on July 1, 2006, January 1, 2010, and April 6, 2015. The first two amendments to the Employee Stock Purchase Plan approved on July 1, 2006 and January 1, 2010, were ministerial in nature and were not subject to stockholder approval. On April 6, 2015, the Board of Directors approved the amended and restated Employee Stock Purchase Plan to increase the number of shares authorized for issuance under that plan. The Amended and Restated Employee Stock Purchase Plan was approved by the Company’s stockholders on June 3, 2015.

(2)
Includes 1,199 shares of common stock subject to restricted stock unit awards that vest over time. The actual number of shares issued with respect to these awards depends on whether the vesting conditions are met.

(3)	Does not include restricted stock unit awards.

(4)
Includes 89,382 shares of common stock available for future issuance under the Company’s stockholder-approved Employee Stock Purchase Plan, which amount includes 379 shares subject to purchase during the then-current purchase period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Klein and Nassetta, each a non-employee director, served on the Compensation Committee during fiscal year 2016. Mr. Klein serves as the Chairman of the Board of the Company. None of the members of the Compensation Committee during fiscal year 2016 were officers or employees of the Company or any of its subsidiaries during or prior to fiscal year 2016. During 2016, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2017 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

By the Compensation Committee
of the Board of Directors

Michael R. Klein, Chairman
Christopher J. Nassetta

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes CoStar’s executive compensation program for 2016, elements of the program’s design that were implemented and maintained in response to past stockholder concerns raised in connection with the “say-on-pay” vote in 2013, and the goals that drive the design of the program. Our Compensation Committee is responsible for reviewing our executive compensation program and for reviewing and approving the compensation arrangements for our executive officers.

Our “named executive officers” or “NEOs” are the executive officers who are included in the Summary Compensation Table in this Proxy Statement. They include the following current officers:

Name	Title
Andrew C. Florance	Chief Executive Officer, President and Founder
Scott T. Wheeler	Chief Financial Officer
Francis A. Carchedi	Executive Vice President of Corporate Development
Matthew F.W. Linnington	Executive Vice President of Sales

Under applicable SEC rules, our named executive officers for 2016 also include Scott L. Yinger, who served as Interim Chief Financial Officer until the appointment of Mr. Wheeler as Chief Financial Officer on January 11, 2016, at which time he returned to his role as Vice President of Finance.

EXECUTIVE SUMMARY
BUSINESS OVERVIEW

CoStar is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Headquartered in Washington, D.C., CoStar maintains offices throughout the U.S. and in Europe and Canada with a staff of over 3,000 worldwide, including the industry's largest professional research organization. CoStar has five flagship brands – CoStar, LoopNet, Apartments.com, BizBuySell and LandsofAmerica.

From a financial perspective, 2016 was a strong year for CoStar. For the full year 2016, the Company increased revenue by $126 million, 18%, from $712 million in 2015 to $838 million in 2016, while generating $112 million of net new bookings and decreasing total company cost of revenues and operating expenses by $8 million versus 2015. CoStar reported $85 million in net income in 2016 after reporting a ($3) million net loss in 2015. 2016 EBITDA increased $125 million, from $90 million in 2015 to $215 million in 2016, an increase of 139%. A reconciliation of 2016 EBITDA to its respective GAAP basis results can be found in footnote 12 to the financial statements in the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2017.

CoStar Suite revenue, comprised of CoStar Property Professional, CoStar COMPS Professional, CoStar Tenant, CoStar Market Analytics, and CoStar Portfolio Strategy, for the year ended December 31, 2016, was $408 million, an increase of 13% compared to 2015. Multifamily revenue, comprised of Apartments.com, ApartmentFinder.com and ApartmentHomeLiving.com, increased 40% to $225 million in the full year of 2016 compared to 2015. In addition to strong multifamily revenue growth, as reported by comScore for December 2016, we have achieved a clear leadership position in the industry in visits, unique visitors and time-on-site.

The Company delivered strong revenue growth and expanded net income and EBITDA margins while continuing to invest in initiatives to support and sustain long-term growth of the business. In 2016, we added approximately 80 customer relationship managers to complement the efforts of the CoStar Suite sales force of approximately 220 field reps, upgraded the multifamily sales force by hiring new account representatives, and opened over 30 new field sales offices to allow our sales force to maintain a physical presence close to our customers. Additionally, CoStar announced the opening of a new research headquarters in Richmond, Virginia, to expand our research operations to enhance the quality and depth of our information services. In 2016, we also initiated investments in technology to integrate the CoStar and LoopNet databases and develop new tools for LoopNet users to manage their listings information. We continued to support the growth of our Apartments.com business with an advertising campaign, which included national and local television, radio, outdoor ads and online advertising as well as continued investment in search engine marketing.

As part of its investor outreach, CoStar’s management has regularly communicated its expansion plans and associated investments. Management communicated with investors throughout the year through quarterly press releases and conference calls that were recorded and made available on the Company’s website, as well as by participating in hundreds of in-person meetings and presentations at over 25 investor conferences across the United States, Canada and Europe and conducted over 500 investor telephone calls. The Company regularly communicates and discusses with investors its progress, as well as expected investments. The Company has also consistently communicated with investors the opportunity for strong revenue growth and expanding profit margins in the years following its investments, including the significant investments discussed above.
EXECUTIVE COMPENSATION PLAN AND PERFORMANCE HIGHLIGHTS

CoStar Group’s executive compensation program is designed to hold our executives accountable for corporate results over the short and long term, and to reward them for successful execution. As a result, a substantial portion of our executives’ overall compensation is tied to performance. The charts below illustrate the percentage of 2016 compensation (based on target award opportunities) that was performance-based, including cash incentives, restricted stock, the value of which was determined based on performance in the prior fiscal year (2015), long-term performance shares and options, and the percentage that is fixed, consisting solely of base salary. For purposes of this illustration we have excluded Mr. Yinger because he was not an executive officer at the time of the annual grants of cash incentives, restricted stock and options in March 2016. Further, we have excluded Mr. Wheeler because he was not eligible to receive the restricted stock and options awarded in March 2016 in connection with performance in 2015 because he was not an executive officer of the Company in 2015.

The Compensation Committee links executive compensation to the attainment of challenging goals. Cash compensation includes payments under our annual cash incentive plan that are based on Company performance relative to operational goals as well as individual performance. Equity-based compensation is used to align executive compensation with the long-term interests of our stockholders, including a focus on increasing the Company’s total stockholder return (TSR) both on an absolute and a relative basis.
2016 Variable Compensation Drivers and Outcomes

Both annual and long-term incentives are based on measurable and objective performance metrics. The following summarizes Company-wide performance targets against actual 2016 performance for certain key financial metrics. The Company’s executive compensation for 2016 performance reflects the investments made in the business as well as our financial and operational results. The Company’s achievement of outstanding earnings results in 2016 resulted in the executive officers achieving 200% credit for the net income and EBITDA goals tied to their annual stock and cash incentive awards, respectively. The Company’s achievement of cumulative revenue for the three-year performance period from January 1, 2014 through December 31, 2016, with respect to the long-term performance-based restricted stock awards granted in 2014, was in excess of 102% of the target goal, which resulted in the executive officers achieving 200% credit for the revenue portion of the award. Because the Company’s TSR for the three-year performance period was below the 50th percentile, but above the 25th percentile, the executive officers achieved 83% credit for the TSR portion of the award. Because the TSR for the three-year period was below the target, the award was adjusted downward and 166% of the target shares awarded to the executive officers on February 28, 2014, vested as of certification of achievement by the Compensation Committee on March 2, 2017.

Incentive Plan Metrics Used to Assess Performance in 2016

Plan	Financial Metric	2016 Target	2016 Actual	2016 Achievement	2015 Actual
Annual Restricted Stock Award Based on Prior Year Performance (which we refer to as “annual performance-based restricted stock”)	Net Income	$62.3 million	$85.1 million	Exceeded	$(3.5) million
Annual Cash Incentive Plan	EBITDA*	$183.4 million	$215.1 million	Exceeded	$90.0 million
* Definition for EBITDA and a reconciliation of the EBITDA number discussed above to its GAAP-basis result can be found in footnote 12 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2017 (the “Company’s 2016 Annual Report”). EBITDA is also defined below under the subsection titled “Annual Cash Incentive Program” within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

During its review of the executive compensation program in early 2016, the Committee determined to revise the financial metric for the annual performance-based restricted stock awards to be granted in 2017 for 2016 performance from non-GAAP net income to net income to more closely align the compensation target with GAAP-basis results.  Further, the Committee decided to base the executives’ 2016 cash incentive on EBITDA rather than adjusted EBITDA, which was used to determine the executives’ 2015 cash incentives, to more closely align the compensation target with GAAP-basis results.

Plan	Financial Metric	2014-16 Target	2014-16 Actual	2014-16 Achievement
Long-Term Performance-Based Restricted Stock*	Revenue	$2,083 million	$2,126 million	Exceeded
Long-Term Performance-Based Restricted Stock (modifier)	TSR	50th percentile	29th percentile	Below Target

*
The Long-Term Performance-Based Restricted Stock awards are subject to vesting based on achievement of a three-year cumulative revenue goal and are subject to adjustment based on the Company’s total stockholder return over the same period.

Setting Challenging Targets Based on Market Conditions and Corporate Strategy
Targets for annual incentive and annual restricted stock awards based on prior year performance were set based on the Company’s operating plan and growth expectations, which include significant growth in profitability as measured by net income and EBITDA. Net income was targeted to increase from a loss of $(3.5) million in 2015 to $62.3 million in 2016, an increase of $65.8 million. The target for EBITDA was $183.4 million, an increase of $93.4 million or 104% compared to 2015. These aggressive profitability growth targets were expected to be achieved while continuing to make strategic investments in our Apartments.com business with the full integration of Apartment Finder, realignment of the Apartments sales force and the continuation of the significant Apartments marketing campaign. The Company also continued to invest in the long term growth of the CoStar information business by opening the new Richmond, Virginia-

based research center and the early stages of the LoopNet integration project. The profitability targets were aggressive but also struck a balance between profitability growth and investment for future growth.
As a result of the investments made in the business and the exceptional performance of our strong management team, the Company exceeded its profitability goals for the year while continuing to drive strong revenue growth and investing in the business. Total revenue growth for the year was 18%. Net Income reached $85.1 million, $22.8 million above target, and EBITDA grew 139% to $215.1 million, or $31.7 million above the target. For the second year in a row, the company delivered strong net new subscription sales, which together with management’s focus on operational efficiency and cost reduction and management initiatives implemented in 2016, resulted in stronger than forecasted earnings results. Further, the Company believes that the investments made in 2016 and the success the Company and its management team have achieved as a result have created the opportunity for strong revenue growth and expanding profit margins in the years following those significant initial investments.

Performance for the Year 2016

* The definition of EBITDA and a reconciliation of the EBITDA numbers above to their respective GAAP basis results can be found in footnote 12 to the financial statements included the Company’s 2016 Annual Report.

2016 STOCKHOLDER OUTREACH AND SAY ON PAY RESPONSE
CoStar annually offers stockholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in June 2016, approximately 88% of the vote cast was voted in favor of the say-on-pay proposal covering our executive compensation program for 2015. As evidenced by this high level of stockholder support for the compensation of the Company’s named executive officers, the Compensation Committee values stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Many of the current program features are a result of the Company proactively reaching out to stockholders to discuss the Company’s executive compensation program. In response to previous stockholder discussions, in early 2014 the Committee implemented and approved a long-term performance component within the executive compensation program; distinct financial metrics for the annual awards of cash incentives, performance-based restricted stock and the three-year performance-based restricted stock awards; the executive stock ownership policy; and the clawback policy. In light of the high level of stockholder support, the Committee did not make any changes to the executive compensation program directly as a result of the 2016 say-on-pay vote.
2016 INVESTOR OUTREACH
In 2016, the Company continued to proactively reach out to stockholders to discuss the Company’s executive compensation philosophy, goals and plans and to obtain feedback on our executive pay program. The Company spoke with stockholders representing approximately 90% of the Company’s outstanding common stock, including the top 20 stockholders who represent approximately 63% of the Company’s outstanding common stock, to obtain any feedback on executive compensation. The stockholders generally expressed approval of the current executive compensation program.
The Compensation Committee carefully considered feedback the Company received as part of its annual review of our executive compensation program and, accordingly, retained the significant changes we made to our executive compensation program in early 2014. The next page sets out highlights of the design of the current executive compensation program and the Company’s corporate policies.

HIGHLIGHTS OF THE EXECUTIVE COMPENSATION PROGRAM

Purpose	Compensation Program/ Policy
Structure executive compensation program with focus on achievement of Company performance goals.
Equity incentive plan consists of 40% annual performance-based restricted stock (which vest ratably over three years after grant), 40% stock options (which vest ratably over three years after grant), and 20% long-term performance shares (which vest based on achievement of a three-year cumulative revenue goal and are subject to adjustment based on the Company’s total stockholder return over the same period).

Structure executive compensation program to include both long-term and short-term performance goals.
Equity incentive plan includes a three-year performance metric for the long-term performance shares, a one-year performance metric for the annual performance-based restricted stock and our annual incentive plan includes a one-year performance metric for cash incentive awards.

Align executives’ interests with stockholders’ interests.
In order to even more closely align long-term incentives with stockholder results, the equity incentive plan provides for adjustment of the long-term performance shares issued to executives based on the Company’s total stockholder return relative to the Russell 1000 index.

Structure annual and long-term incentive plans, so that payouts are based on different performance metrics.
The executive compensation program utilizes distinct performance metrics as follows:
•    Annual incentive plan – EBITDA and individual objectives
•    Annual performance-based restricted stock – net income
•    Performance shares – 3-year cumulative revenue goal, adjusted by relative total stockholder return (measured against the Russell 1000 index)

Structure executive compensation to motivate and reward performance and retain executives, but generally keep in line with median peer values.	Aggregate equity compensation granted to executives in 2016 generally targeted within +/15% of the median peer values.
Maintain robust executive compensation corporate governance policies.
The Company has executive and Director stock ownership policies as follows:
•    CEO and President – 6X base salary
•    Other executive officers - 2X base salary
•    Non-employee Directors – 5X annual, standard Director cash retainer
The Company has a clawback policy
The Company maintains Principles of Corporate Governance

EXECUTIVE COMPENSATION PRACTICES
Below we highlight certain executive compensation practices we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.
What We Do
Pay for Performance. We tie annual pay to objective performance metrics, including our fiscal year 2016 EBITDA and net income. We tie long-term pay to three-year cumulative revenue and total stockholder return. We ask our independent compensation consultant to evaluate the alignment of pay and performance relative to our peer group.

Total Stockholder Return Metric. Linking executive compensation to stockholder performance is important, therefore the Compensation Committee made relative stockholder return a factor in determining performance share payouts. Further, stock options and performance-based restricted stock are awarded annually, and the value of those awards to the executives is ultimately based on stock price performance.

Executive Stock Ownership Guidelines. Executives are expected to own shares of CoStar common stock with a value equal to at least two to six times base salary, depending on position.

Vesting Period on Equity Awards. Options and annual performance-based restricted stock vest ratably over three years.

Clawback Policy. If a restatement of our financial statements is required due to material non-compliance with financial reporting requirements and the Board determines that cash incentive payments or performance-based equity grants, which were granted or vested based on financial results during the three years prior to the date the restatement is required, would have been lower had they been determined or calculated based on restated results, the Board will, to the extent permitted by governing law, seek to recover the value of such payments made to executive officers whom the Board determines engaged in willful misconduct or gross negligence. The Compensation Committee believes that this policy will lessen any potential for excessive risk-taking.

Target Pay. We generally target each component of pay at +/- 15% of the median of the peer group, except as may otherwise be appropriate to reflect promotions, tenure, new-hire needs, internal pay equity, etc. The Compensation Committee periodically reviews the compensation peer group and makes adjustments, when appropriate, to keep pay practices competitive and in line with investor expectations.

What We Don’t Do
Limited Employment Agreements.  We do not provide our named executive officers, with the exception of the Chief Executive Officer, with employment agreements that provide severance payments, medical or insurance benefits or other perquisites in the event the executive is terminated or resigns. Mr. Linnington, our Executive Vice President of Sales, has employment terms pursuant to an offer letter that provide for a severance payment in the event he is terminated without cause. Mr. Wheeler, our Chief Financial Officer, has employment terms pursuant to an offer letter that provide for a severance payment in the event he is terminated by the Company without cause or he terminates his employment for good reason. A Company-wide severance policy provides minimal severance pay tied to tenure to executives when employment ends and is available generally to all salaried employees.

Limited Golden Parachute Gross-Up. We do not provide a 280G golden parachute excise tax gross up to any executive other than our Chief Executive Officer, who has had the provision in his employment agreement since 1998.

No Minimum Payouts. We do not have guaranteed minimum payment levels for executives’ cash incentives or performance-based equity awards.

No Repricings.  Our stock incentive plans and NASDAQ listing standards prohibit us from repricing options without stockholder approval.

EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

The Company’s Compensation Committee (the “Committee”) is responsible for designing and maintaining the Company’s executive compensation program consistent with the objectives below. The Company’s executive compensation program seeks to:

•	Link executive compensation with the achievement of overall corporate goals

•	Encourage and reward superior performance

•	Maintain competitive compensation levels in order to attract, motivate and retain talented executives

•	Align executives’ interests with those of the Company’s stockholders

Accordingly, executive compensation is structured so that a significant portion of compensation paid to named executive officers is directly related to the Company’s short-term and long-term performance, thereby aligning the interests of named executive officers with those of the Company’s stockholders. For example, as discussed below, a significant portion of the named executive officers’ opportunities under the Company’s cash incentive and equity compensation programs is tied to the Company’s achievement of earnings and revenue growth objectives. The annual incentives paid to each of our named executive officers vary with individual performance and annual corporate financial results. The Committee also recognizes that the market for executives in the commercial real estate information and online marketplace services industry is highly competitive, and therefore seeks to provide a competitive total compensation package so that the Company may maintain its leadership position in this industry by attracting, retaining, and motivating executives capable of enhancing stockholder value.

DETERMINING EXECUTIVE COMPENSATION

The Committee annually establishes and reviews all forms of direct compensation, including base salaries, annual incentive bonuses, and both the terms and types of equity awards, for the Company’s named executive officers as well as other officers of the Company. As part of the compensation review process, the Committee annually reviews and approves each element and the mix of compensation that comprises each named executive officer’s total compensation package. Our independent compensation consulting firm and Chief Executive Officer make recommendations to the Committee for each element of compensation awarded to named executive officers (including establishment of individual and corporate financial goals), but the Committee must approve each element of (and any changes to) a named executive officer’s compensation. The Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including individual performance, the Company’s financial performance, external market and peer group practices, current compensation arrangements, internal pay equity considerations and long-term potential to enhance stockholder value. Particular factors considered by the Committee with respect to each element of executive compensation are discussed below.

Periodically the Committee retains independent compensation consulting firms (historically Towers Watson, now known as Willis Towers Watson) to assist it in gathering comparison data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, earnings, service offerings, number of employees, business model, and potential competition for talent or business. The Committee believes that comparing the compensation of each of the Company’s named executive officers with executives in comparable positions at these peer companies supports the Committee’s goal that the total compensation provided to the Company’s named executive officers be set at an appropriate level to attract, reward and retain top performers over the long term. In general, the Committee currently believes that compensation is competitive if it falls within +/- 15% of the median levels of peer company data provided by its compensation consultant, as discussed below. Where peer company data is not available, the Committee reviews individual responsibility and performance, prior compensation, external market and competitive practices (including available general industry executive compensation data), and internal pay equity considerations when setting an executive officer’s compensation.

The Committee assesses each element of the compensation program within the whole, however, and may target certain elements of executive compensation at different levels (i.e. higher or lower than +/- 15% of the median levels of peer companies) depending on the Company’s current goals, individual achievement and internal pay equity considerations, as discussed in more detail below. Changes to different elements may result in total target compensation being higher or lower than +/- 15% of the median levels of the peer company data.

The Committee engaged Willis Towers Watson in late 2015 to review and revise the Company’s competitive peer group and to update its review and competitive assessment of the Company’s executive compensation program based on the updated peer group and in light of the Company’s completed acquisition of Apartment Finder. Willis Towers Watson issued its peer group consideration in late 2015 and delivered its executive compensation study from the late 2015 engagement in early 2016. The Committee engaged Willis Towers Watson again in early 2017 to review and revise the Company’s competitive peer group and to update its review and competitive assessment of the Company’s executive compensation program based on the updated peer group. The Committee’s decisions regarding executive compensation for 2016, including executives’ long-term incentive or equity compensation for 2016, were based on Willis Towers Watson’s recommendations resulting from both its late 2015 and early 2017 engagements.

Willis Towers Watson reported directly to the Committee through its chair when performing the executive compensation studies and, at the direction of the Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to named executive officer compensation. In the future, the Committee plans at its discretion to retain Willis Towers Watson or another consulting firm from time to time to update or perform new studies to be used in connection with its executive compensation decisions.

The following is the list of peer companies selected and approved by the Committee in late 2015, based upon the recommendation of Willis Towers Watson from its December 2015 study, as comparable to the Company in terms of size (including revenues, earnings, market capitalization, and employees), business model, industry classification, and financial performance, with secondary consideration given to peer companies selected by proxy advisors. Willis Towers Watson’s recommended peer companies culminated from review of peer companies included in the Internet Software & Services GICS code (including peer companies used previously and peers selected by proxy advisors), to which size screening criteria were applied. Willis Towers Watson screened these peers by considering companies with revenue and/or number of employees between .5x and 2.5x of CoStar’s. The potential peer list was further refined based on the number of criteria met through the size screening and the business model or focus (online data analytics platform). After its review, Willis Towers Watson recommended removing and replacing companies from the Company’s previous peer group who were acquired, and recommended removing and replacing other companies from the Company’s previous peer group based on their current or projected revenue and comparability of products and services. Willis Towers Watson’s recommended updated peer group consisted of 17 companies similar to the Company in terms of size (including revenues, earnings, assets and market capitalization), employee headcount, and business model.

The following is the list of peer companies selected and approved based upon the recommendation of Willis Towers Watson as comparable to the Company. Within the selected peer group, the Company fell near the 41st percentile in terms of revenues (including Apartment Finder annualized revenue), 44th percentile in terms of earnings, 56th percentile in terms of assets, and 61st percentile in terms of market capitalization (based on a 12-month average).

• athenahealth, Inc.	• ServiceNow, Inc.
• CommVault Systems, Inc.	• Solera Holdings Inc.
• CoreLogic, Inc.	• The Advisory Board Company
• Fair Isaac Corp.	• The Ultimate Software Group, Inc.
• FactSet Research Systems Inc.	• VeriSign, Inc.
• MSCI Inc.	• Verisk Analytics, Inc.
• NetSuite Inc.	• Workday, Inc.
• Qlik Technologies, Inc.	• Zillow Group, Inc.
• RealPage, Inc.

In addition to the proxy statement data from the peer group above, the early 2016 Willis Towers Watson study also considered general industry executive compensation data from Mercer’s 2015 Executive Compensation Survey, Radford’s 2015 Executive Compensation Survey – Global Tech Custom Cut, and high technology industry data from Towers Watson’s 2015 CDB High-Tech Industry Executive Compensation Report, in each case aged to March 1, 2016 using a 3% update factor and, in the case of Towers Watson’s and Mercer’s data, size-adjusted based on CoStar’s estimated annual revenues. The Company was not made aware of the names of the companies included in either the general industry executive compensation data or in the high technology industry data. Where available for the competitive analysis, Willis Towers Watson created blended market data using a 75% weighting for proxy data and a 25% weighting for published survey data. Further, where available, the Committee utilized the peer company data (including the blended market data where available) as the primary competitive benchmark when evaluating the executives’ compensation, including base salaries, cash incentives, and long-term equity incentive awards, as the peer company data reflects companies that are believed to be more similar to CoStar in terms of size, business model and financial performance. In those cases where peer data was unavailable, the Committee took into account individual responsibility and performance, previous cash compensation and equity awards to the respective named executive officers, external market and competitive practices (including available industry executive compensation data), as well as internal pay equity considerations.

In connection with its engagement in early 2017 and its recommendations with respect to executives’ 2017 compensation, including equity grants awarded in 2017 for 2016 performance and options and performance share awards granted in 2017, Willis Towers Watson recommended removing two peers from the previous peer group who had been acquired. The updated peer group of 15 companies are similar to the Company in terms of size (including revenues, earnings, and market capitalization), employee headcount, and business model. The following is the list of peer companies selected and approved based upon the recommendation of Willis Towers Watson as comparable to the Company. Within the selected peer group, the Company fell near the 37th percentile in terms of revenues, 61st percentile in terms of earnings, and 52nd percentile in terms of market capitalization (as of January 10, 2017).

• athenahealth, Inc.	• Solera Holdings Inc.
• CommVault Systems, Inc.	• The Advisory Board Company
• CoreLogic, Inc.	• The Ultimate Software Group, Inc.
• Fair Isaac Corp.	• VeriSign, Inc.
• FactSet Research Systems Inc.	• Verisk Analytics, Inc.
• MSCI Inc.	• Workday, Inc.
• RealPage, Inc.	• Zillow Group, Inc.
• ServiceNow, Inc.

The early 2017 Willis Towers Watson study also considered general industry executive compensation data from Mercer’s 2016 Executive Compensation Survey, Radford’s 2016 Executive Compensation Survey – Global Tech Custom Cut, and high technology industry data from Towers Watson’s 2016 CDB High-Tech Industry Executive Compensation Report, in each case aged to March 1, 2017 using a 3% update factor. Survey data from Towers Watson and Mercer were also size-adjusted based on CoStar’s estimated annual revenues. The Company was not made aware of the names of the companies included in either the general industry executive compensation data or in the high technology industry data. Where available for the competitive analysis, Willis Towers Watson created blended market data using a 75% weighting for proxy data and a 25% weighting for published survey data. Further, where available, the Committee utilized the peer company data (including the blended market data where available) as the primary competitive benchmark when evaluating the executives’ compensation as the peer company data reflects companies that are believed to be more similar to CoStar in terms of size, business model and financial performance. In those cases where peer data was unavailable, the Committee took into account individual responsibility and performance, previous compensation awards to the respective named executive officers, external market and competitive practices (including available industry executive compensation data), as well as internal pay equity considerations.

ELEMENTS OF COMPENSATION
Each year, the Committee approves a compensation arrangement for each of its named executive officers that specifies a named executive officer’s (i) base salary, (ii) annual cash incentive (bonus) potential based on a percentage of base compensation subject to achievement of individual and/or corporate goals, and (iii) equity awards, including the annual performance-based restricted stock that is granted based on achievement of prior year corporate goals and stock options, both of which vest over time and/or in full after a specified period of time, as well as performance-based restricted stock that vests based on achievement of pre-determined, objective goals over a multi-year period. Additionally, our U.S. named executive officers are eligible to receive Company-paid matching contributions to their 401(k) plan accounts, as well as health insurance and other welfare benefits that are generally available to the Company’s U.S. employees.

	Component	Role	How It’s Set/Links to Performance
FIXED	Base Salary	• To provide a stable, reliable monthly income • Set at levels that should comprise a low percentage of total compensation	• Reviewed annually in light of responsibilities, performance, internal pay equity, total compensation, market practices and advice of the Committee’s independent consultant
VARIABLE	Annual Cash Incentive Compensation	• To reward the achievement of annual financial goals and personal performance • Links compensation to performance since award amounts are determined after fiscal year end based on actual results	• Variable based on the Company’s corporate performance and achievement of individual goals for the prior year • Key metric for fiscal 2016: EBITDA
	Stock Options and Annual Performance-Based Restricted Stock	• To increase alignment with stockholders • To retain executive officers through multi-year vesting
•    For the annual performance-based restricted stock awards: variable and based on the Company’s corporate performance over the prior year; key metric for fiscal 2015 was non-GAAP net income (which determined the value of the awards granted in early 2016) and the key metric for fiscal 2016 is net income (which was used to determine the value of the awards granted in early 2017); and payout range is 0-200% of target award based on achievement.
•    Aligns executive interests with those of stockholders as potential value of awards increases or decreases with stock price
•    Options and annual performance-based restricted stock vest over three-year period

Performance Share Awards
•    To reward achievement of longer-term financial goals
•    To retain executives through three-year vesting period
•    Realized value attributable to three-year revenue growth performance achievement and relative total stockholder return

•    Payout range is 0-200% of target award
•    Vests based on achievement of a three-year cumulative revenue performance goal, subject to adjustment based on TSR
•    Payout based on financial metric (cumulative three-year revenue)
•    Relative total stockholder return can modify the ultimate payout +/-20%

	Other Compensation	• To allow executive officers to participate in other employee benefit plans	• Executives may participate in all other CoStar compensation and benefit programs on the same terms as other employees, such as health and welfare benefit plans and 401(k) Plan

PERFORMANCE MEASURES AND TIME HORIZONS
We use a combination of metrics and time horizons to foster and reward performance. The following chart summarizes the relevant performance measures and time frames used for our variable pay elements.

2016 Base Salaries
Base salaries provide a minimum, fixed level of cash compensation for the named executive officers. Salary levels of the executive officers are reviewed annually by the Committee. In establishing salary levels, the Committee considers each executive’s individual responsibilities and performance, prior base salary and total compensation, the pay levels of similarly situated executives within the Company, market data on base salary and total compensation levels (including Willis Towers Watson peer group and survey data) and current market conditions. The early 2016 Willis Towers Watson study found that the named executive officers’ base salaries were generally in line with the median levels of blended market data, as they fell within +/- 15% of those median levels. Based on the early 2016 Willis Towers Watson study and in recognition of the Committee’s subjective view of their overall individual performance and responsibilities, in March 2016 the Committee determined to increase base salaries for 2016 for Messrs. Carchedi and Linnington to keep them competitive in the marketplace, but also keep them within +/- 15% of the median levels of the blended market data. Mr. Carchedi’s base salary was increased approximately 4%, and Mr. Linnington’s base salary was increased approximately 2%. Mr. Florance’s base salary remained consistent with 2015 after considering internal pay equity, and Mr. Wheeler’s salary was set upon his hire on January 11, 2016. Mr. Yinger’s salary was adjusted downward to reflect his return to the position of Vice President, Finance upon Mr. Wheeler’s commencement as the Chief Financial Officer. The named executive officers increased base salaries are all within approximately +/- 15% of the median levels of the blended market data as reflected in the early 2016 Willis Towers Watson study, with the exception of Mr. Yinger who was no longer an executive officer in March 2016.
DECISION SUPPORT
As the Committee made its compensation decisions in early 2016, it took into account that 97% of the CoStar stockholders who voted on the advisory vote on executive compensation at the 2015 Annual Meeting of stockholders had voted in favor of approving the Company’s executive compensation, and concluded after discussions with stockholders that these voting results suggested that the stockholders generally supported the Committee’s approach.

The named executive officers’ salaries were set by the Committee effective as of March 11, 2016, with the exception of Mr. Wheeler, who was appointed Chief Financial Officer as of January 11, 2016, and Mr. Yinger who no longer served as Interim Chief Financial Officer as of that date. Effective as of his appointment as Chief Financial Officer, the Committee approved Mr. Wheeler’s base salary of $450,000, which amount is within +/- 15% of the median level of blended market data for the CFO role. The annual base salaries of our named executive officers for 2016 were as follows:

Name	Title	Annual Base Salary
Andrew C. Florance	CEO & President	$695,000
Scott T. Wheeler(1)	Chief Financial Officer	$450,000
Scott L. Yinger(2)	Vice President, Finance	$277,875
Francis A. Carchedi	Executive Vice President, Corporate Development	$389,000
Matthew F.W. Linnington	Executive Vice President, Sales	$347,000

(1) Mr. Wheeler was appointed as the Company’s CFO effective January 11, 2016.
(2) Upon Mr. Wheeler’s appointment as CFO in January 2016, Mr. Yinger resumed the role of Vice President, Finance at a compensation level commensurate with that position. This table reflects Mr. Yinger’s salary upon his return to the role of Vice President, Finance.

2016 Annual Cash Incentive Program
The Committee administers an annual cash incentive program under which the Company’s named executive officers may earn a cash incentive bonus based on a fixed target percentage of base salary during the fiscal year, if individual and corporate performance objectives for the fiscal year are achieved. At the beginning of each year, the Committee establishes individual goals for each named executive officer, other than the Chief Executive Officer, based upon recommendations from our Chief Executive Officer, as well as Company financial goals that apply to all named executive officers that are based upon recommendations from our Chief Executive Officer and our Chief Financial Officer. The Committee determines the target percentages of base pay for each named executive officer based on market and competitive conditions, peer company practices, and internal pay equity considerations. The Committee also determines the weighting of the various individual and Company financial goals, based upon position and functional accountability and responsibility, as well as recommendations from our Chief Executive Officer. The target percentages and weighting of the various individual and Company financial goals may vary among the named executive officers and are subject to change from year to year. The Committee seeks to establish performance goals that are challenging but realistic given the expected operating environment at the time they are established. These performance goals are intended to focus named executive officers on achieving the Company’s financial and operating goals. After the completion of each year, the Committee reviews individual and Company performance to determine the extent to which the goals were achieved and the actual cash bonuses to be paid to the named executive officers.

In the Committee’s view, the use of annual performance-based cash incentive bonuses creates a direct link between executive compensation and individual and corporate performance. Therefore, the annual performance-based cash incentive bonus is generally divided into two components, one tied to corporate performance and one tied to individual performance. As discussed in greater detail below, the Committee sets a threshold, target and maximum award for the corporate performance objectives. Accordingly, the annual cash incentive plan provides each named executive officer with the potential to earn awards up to two times the amount of their target award value for exceptional performance as measured against metrics and goals, each of which is discussed below. If the maximum is achieved, the named executive officers receive 200% credit for the corporate performance portion of the award. If the target is achieved, the named executive officers receive 100% credit for the corporate performance portion of the award. If the threshold level of corporate performance is not reached, the executive officer does not receive any amount in respect of that portion of the award. Achievement of the individual performance goals are subjective and executives can receive between 0 and 200% credit for that portion of the award.

The Committee reviewed 2016 target and maximum award values (as a percentage of base salary) in March 2016 for all named executive officers except Mr. Yinger who was not an executive officer at that time.

The Committee left unchanged Mr. Florance’s, Mr. Carchedi’s and Mr. Linnington’s target and maximum award values for 2016 based upon their individual responsibilities, competitive practices and internal pay equity considerations. Mr. Florance’s, Mr. Carchedi’s and Mr. Linnington’s 2016 target award values remained generally aligned with market common practice (within +/- 15% of the median levels of the blended market data in the early 2016 Willis Towers Watson study). Effective as of his appointment as Chief Financial Officer, the Committee approved Mr. Wheeler’s target and maximum award values for 2016, which amount is within +/- 15% of the median level of blended market data for the CFO role. The Committee revised Mr. Linnington’s commission-based plan to a cash incentive plan in early 2016 to more closely align his overall compensation with the program in place for other executives. Mr. Linnington’s cash incentive plan emphasizes and bases the potential payouts on corporate financial goals, including sales of the Company’s information and marketplace services and the Company’s EBITDA. The following table shows each named executive officer’s fiscal 2016 potential cash incentive award values at threshold, target and maximum, expressed as a percentage of his base salary.

Name	Title	Threshold (50% of target)	Target	Maximum (200% of target)
Andrew C. Florance	CEO & President	50.0%	100.0%	200.0%
Scott T. Wheeler	CFO	32.5%	65.0%	130.0%
Scott L. Yinger(1)	Vice President, Finance	—	—	—
Francis A. Carchedi	Executive Vice President, Corporate Development	30.0%	60.0%	120.0%
Matthew F.W. Linnington	Executive Vice President, Sales	37.5%	75.0%	150.0%

(1)
Mr. Yinger was not an executive officer when the 2016 executive cash incentive plan was approved by the Committee and did not participate in the executive cash incentive plan in 2016. Mr. Yinger participated in the cash incentive plan approved by his manager, pursuant to which the target award value is 45% of his base pay subject to achievement of corporate and individual, subjective goals. If the maximum is achieved for the corporate performance objective, Mr. Yinger is entitled to 150% credit for the corporate performance portion of the award. If the target is achieved, Mr. Yinger receives 100% credit for the corporate performance portion of the award. If the threshold level of corporate performance is not reached, Mr. Yinger does not receive any amount in respect of that portion of the award. Achievement of the individual performance goals are subjective and Mr. Yinger can receive between 0 and 100% credit for that portion of the award.

Pursuant to the cash incentive program, each named executive officer may earn an incentive bonus equal to, greater than or less than the target percentage of his base salary depending on whether the individual and the Company achieve the specified performance objectives. These objectives include individual qualitative performance goals (except for Messrs. Florance and Linnington), as well as Company-wide financial goals. As noted in the table above, Mr. Yinger did not participate in the 2016 executive cash incentive plan. Mr. Yinger participated in the cash incentive plan approved for him by his manager, which included the same corporate performance goal. The Compensation Committee approved a Company-wide financial goal for the executive cash incentive plan based on the Company’s achievement of EBITDA included in the Company’s 2016 Operating Plan, which is a distinct metric from the net income goal used for the annual performance-based restricted stock awards within the executive compensation program. The Committee decided to base the executives’ 2016 cash incentive on EBITDA rather than adjusted EBITDA, which was used to determine the executives’ 2015 cash incentives, to more closely align the compensation target with GAAP-basis results. The EBITDA goal for 2016 reflects the Company’s expected investments and strategic initiatives in the Apartments.com business and to support and sustain the long-term growth of the Company. The EBITDA target for 2016 was set at a level the Compensation Committee believed was challenging given the aggressive profitability growth target expected to be achieved while continuing to make strategic investments.

EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization. The Committee determined that EBITDA is a good measure of stockholder value and use of this metric (which differs from the metrics used for the performance-based stock grants) avoids any potential for duplicative payouts to the named executive officers for the same areas of performance.

2016 Annual Cash Incentive Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric (Revised)	Threshold Goal	Target Goal	Maximum Goal	2016 Actual
EBITDA	$146.7	$183.4	$198.1	$215.1
Payout Percentage	50%	100%	200%	200%

(1)
Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual cash incentive award, depending upon actual EBITDA achieved in 2016. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target. The percent credited for the EBITDA component of the award (as shown in the table) is then multiplied by the weighting applicable to the respective component of the cash incentive award.

The individual performance goals established for the named executive officers, other than the Chief Executive Officer, at the beginning of 2016 are strategic and leadership goals tailored to the individual’s position and focused on the Company’s strategic initiatives. The individual goals assist the Committee in assessing the named executive officer’s individual performance in key areas that help drive the Company’s operating and financial results. The use of both individual and corporate goals advances the Company’s executive compensation philosophy that individual executives be held accountable for both their own individual performance as well as the Company’s performance. Based on peer data from past compensation consultant studies, which indicate that more commonly the chief executive officer’s annual incentive is tied solely to corporate results, the Committee determined that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award based exclusively on the financial performance of the Company. Although Mr. Linnington’s commission-based plan was changed to a cash incentive plan in early 2016, his plan continues to be tailored to his sales role and emphasizes and bases the potential payout on the level of sales of the Company’s U.S. and Canadian core information and marketplace services net of cancellations, in addition to the Company’s EBITDA. The Company is not disclosing Mr. Linnington’s sales target because the information is confidential, the target is based on key operational objectives and could be used by competitors to target recruitment of Mr. Linnington. The target provides Mr. Linnington incentive to continue to grow the Company’s business and generate revenues, and the rate of payment is set to provide a challenging but achievable goal to motivate Mr. Linnington to maintain his focus on sales of the Company’s services. Mr. Linnington achieved 91% of the 2016 target and as a result of linear interpolation between threshold and the target received 76.8% credit for the sales portion of his cash incentive award for 2016. Mr. Linnington is not subject to subjective individual goals.

Performance goals and the weighting given to each may change in the Committee’s discretion from year to year. The measures and the relative weighting of individual and corporate financial performance goals for each of the named executive officers is reviewed by the Committee annually at the beginning of the respective year. The Chief Executive Officer proposes to the Committee for its consideration changes to the measures and the weighting of the performance goals based on the Company’s current strategic initiatives and goals. The weighting of the individual and corporate objectives for the named executive officers for 2016 is shown in the table below.

Individual Performance Goals for 2016 Annual Cash Incentive Awards
The applicable 2016 individual performance goals and percentage of such goals achieved for Mr. Wheeler, Mr. Yinger and Mr. Carchedi are summarized in the table below. The Committee sets aggressive individual performance criteria for annual cash incentive awards that are challenging but realistic to achieve in order to motivate named executive officers to excel and perform at a high level and to focus on overall corporate objectives. The Committee intends to set the individual performance criteria for the annual cash incentive awards such that the relative difficulty of achieving the target level is consistent from year to year.

Name	Title	2016 Individual Goals	% of Goals Achieved
Scott T. Wheeler	CFO
•    Monitor and report on financial progress
•    Manage the Company’s costs and create efficiencies in operations
•    Develop relationships with and effectively communicate with the Company’s investor base and analysts
•    Improve efficiency of implementation of customer contracts
•    Open new sales offices to represent our brand within various markets
•    Ensure sales commissions process is transparent, accurate and timely
•    Obtain understanding of strategic and financial objectives of the Company’s products and services
•    Assess systems infrastructure and initiate program to manage costs, improve customer satisfaction and scalability of applications
•    Manage the Company’s Securities and Exchange Commission filings and the annual audit
			200%
Scott L. Yinger(1)	VP, Finance	• Create scalable finance and reporting structure • Assess finance systems infrastructure and initiate program to manage costs, improve customer satisfaction and scalability of applications • Manage the Company’s costs and create efficiencies in operations • Implement standard reporting functions • Facilitate timely quarterly reporting • Enhance investor communications • Ensure sales commissions process is transparent, accurate and timely • Assess and develop financial objectives for certain verticals	82%
Francis A. Carchedi	Exec. Vice President, Corporate Development	• Identify, analyze, and facilitate acquisition and integration of strategic targets • Manage and accelerate revenue and earnings growth of verticals • Enhance user experience with verticals, particularly mobile • Release new product functionality • Assess and develop long term business plan for certain verticals • Grow listings on verticals’ sites • Grow and successfully launch verticals’ sales teams • Sales and product integration	150%

(1) Mr. Yinger was not an executive officer when the 2016 executive cash incentive plan was approved by the Committee and did not participate in the executive cash incentive plan in 2016. For 2016, Mr. Yinger participated in the cash incentive plan approved by his manager, and the goals set forth in the table above relate to his role as Vice President, Finance.

2016 Performance Against Corporate and Individual Objectives
In March 2017, the Committee assessed the Company’s and each named executive officer’s achievement of the goals and targets for 2016 (other than Mr. Yinger, who was assessed by his manager). As a result of the investments made in the business and the exceptional performance of our strong management team, the Company achieved stronger than expected net new subscription sales, which together with management’s focus on operational efficiency and cost reduction and management initiatives implemented in 2016, resulted in stronger than forecasted earnings results. Information regarding the target percentages of base salary for each named executive officer’s 2016 cash incentive award, percentage of target achieved and actual 2016 cash incentive awards paid to each named executive officer, as well as the weighting of individual and financial performance goals for 2016, are shown in the table below. A description of 2016 performance compared to the corporate and individual goals follows the table.

2016 Annual Cash Incentive Awards

Name	Title	Weighting for Individual Goals	Weighting for Sales Goal	Weighting for EBITDA Target	Target as a % of Salary	Percentage of Target Achieved	Actual Award as a % of Salary	Actual Cash Award ($)
Andrew C. Florance(1)	CEO & President	—	—	100%	100%	200.0%	200.0%	$1,390,000
Scott T. Wheeler(2)	CFO	25%	—	75%	65%	200.0%	130.0%	$585,000
Scott L. Yinger(3)	VP, Finance	Not a participant in the executive annual cash incentive plan in 2016
Francis A. Carchedi(4)	EVP, Corp. Development	25%	—	75%	60%	187.5%	112.5%	$437,625
Matthew F. W. Linnington (5)	EVP, Sales	—	80%	20%	75%	101.5%	76.1%	$264,071

(1)	As discussed above, Mr. Florance’s 2016 annual cash incentive award is based solely on corporate performance goals.

(2)
Mr. Wheeler’s Company financial goals were weighted more heavily than his individual goals reflecting the Company’s emphasis on overall earnings and Mr. Wheeler’s role with respect to the operations of the Company as a whole.

(3)
Mr. Yinger was not an executive officer when the 2016 executive cash incentive plan was approved by the Committee and did not participate in the executive cash incentive plan in 2016. Mr. Yinger participated in the cash incentive plan approved by his manager, pursuant to which his target award value as a percentage of salary was 45% of his base pay subject to achievement of corporate and individual, subjective goals. Mr. Yinger’s individual goals were weighted at 25%, and his EBITDA target was weighted at 75%, reflecting the Company’s emphasis on overall earnings. Mr. Yinger achieved 133% of his target. As a result of achievement of his corporate and individual, subjective goals, Mr. Yinger was awarded 60% as a percentage of his salary and received a cash award equal to $166,152 for 2016.

(4)
The weighting for Mr. Carchedi’s Company financial goals and individual goals were revised in 2016 to give more weight to the EBITDA target, which reflects the Company’s emphasis on overall earnings and Mr. Carchedi’s role with respect to the operations of the Company as a whole.

(5)
The weighting for Mr. Linnington’s Company financial and sales goal were set to reflect his role as head of sales of the Company and, therefore, more weight was given to the sales goal consisting of target sales of the Company’s information and marketplace services.

Equity Incentive Plan
The Committee has designed the executive equity incentive compensation program with the intent of aligning executive incentives with long-term stockholder value and with a view toward executive retention. The Committee believes that equity-based compensation and executive ownership of the Company’s stock help support the Committee’s goal that the Company’s named executive officers have a continuing stake in the long-term success of the Company.

Each named executive officer was eligible to receive equity awards under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The Committee generally grants time-based restricted stock and/or stock options to each executive when he or she joins the Company or upon promotion to an executive position as an incentive to accept employment and become a member of the Company’s executive team. As set forth in more detail below, the Committee currently also makes annual grants of equity awards as part of the executive compensation program. Over the past few years, those grants have consisted of restricted stock and stock options. In response to, and in support of, stockholders’ belief that a greater portion of the equity awards should be long-term performance awards, commencing in 2014, the Committee enhanced the program so that the restricted stock portion of the annual grants consist of a number of shares of restricted stock determined based on the achievement of the prior year’s net income goal and is subject to time-based vesting following grant and a performance-based grant of restricted stock which vests based on achievement of a three-year cumulative revenue goal and is subject to adjustment based on the Company’s TSR over the three-year performance period. Under the program, target award values are determined at the time of grant.

The three-year performance shares provide a long-term or multi-year performance measurement encouraging executives to achieve sustained growth and provide a direct link in the long-term incentive plan to long-term revenue growth. The three-year performance shares are subject to adjustment based on the Company’s total stockholder return over the three-

year period. The shares earned, if any, as a result of the Company’s three-year revenue relative to the revenue goal will be positively or negatively adjusted based on the Company’s three-year TSR relative to the three-year TSR of the companies included within the Russell 1000 index, in order to tie the value of the equity awards to the Company’s performance and appreciation of the Company’s stock price relative to the performance of other companies within the index. The Committee chose the Russell 1000 index in order to closely align the three-year performance goal with that of the U.S. equity market. The Russell 1000 measures the performance of the large cap segment of the U.S. equity markets and represents approximately 90% of the U.S. market as measured by capitalization. The Committee determined that the Russell 1000 index would provide a comprehensive and unbiased barometer against which to compare the Company’s TSR. The Company is currently included in the Russell 1000 index.

The Committee decided to grant a mix of equity awards because each type of award helps achieve some of the objectives of the executive compensation program.

•
The Committee believes that options have a performance-based element because the option holder realizes value only if the stockholders also realize value – if the price of the Company’s common stock has increased from the grant date at the time the option is exercised.

•	In contrast, restricted stock awards have value when they vest regardless of the stock price, so they have retention value even if the Company’s common stock price declines or stays flat.

•
Grants of performance shares that vest based on achievement of a long-term performance goal also provide a long-term or multi-year performance measurement encouraging executives to achieve sustained growth, increasing executives’ focus on longer-term financial goals and further linking executives’ interests with those of our stockholders.

Stock options motivate executive officers by providing greater potential upside while restricted stock awards promote executive retention, focus executives’ attention on total stockholder return and balance the Company’s compensation program. The Committee believes that the use of multi-year vesting periods for equity awards (for both stock options and restricted stock) emphasizes a longer-term perspective and therefore encourages executive retention. Under the current program, all stock option and restricted stock awards issued to the named executive officers that vest over time are subject to a three-year vesting period from the date of grant.

The value of the annual equity compensation awards granted to our named executive officers is based on a target award dollar amount and varies among named executive officers by position depending upon individual responsibility and performance, external market and peer group practices, internal pay equity considerations, and, with respect to the annual performance-based restricted stock awards, achievement of the performance criteria as described below. Consistent with its determinations for executive compensation generally, the Committee has generally set the aggregate target equity compensation within +/- 15% of the median levels of the peer company data provided by its compensation consultant, where available, but retains discretion to set target award levels based on the considerations set forth above.

Overview of Long-Term Incentive Components

	Stock Options	Performance-Based Restricted Stock	Performance Share Plan
% of Target Value	40%	40%	20%
Grant Determination Process	Target value ranges by position	Target value ranges by position; actual grant set by previous year’s performance	Target value ranges by position
Vesting / Performance Period	3-year vesting		3-year performance cycle with vesting upon achievement and Compensation Committee certification
Performance Goals	N/A	Non-GAAP Net income* for prior fiscal year; performance scale up to maximum of 200%	Multi-year goals - 3-year cumulative revenue, plus relative total stockholder return kicker (+/- 20% payout modifier)

* Goal changed in early 2016 to net income for grants awarded in 2017 for 2016 performance as described in more detail below.
To illustrate performance periods and grant timing, we have provided an overview:

2014
2015
2016
2017
2018
2019
2020
Performance Based Restricted Stock
2014-2015 Performance Period
2015-2016 Performance Period
2016-2017 Performance Period
Stock Options
Performance Share Plan
2015-2017 Performance Period
2016-2018 Performance Period
2017-2019 Performance Period
First Quarter 2015 2014 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2016 2015 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2017 2016 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2018 2015 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2019 2016 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2020 2017 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2015 2015 Stock Option Grant; 3-Year Time Vesting Begins
First Quarter 2016 2016 Stock Option Grant; 3-Year Time Vesting Begins
First Quarter 2017 2017 Stock Option Grant; 3-Year Time Vesting Begins

Target Equity Incentive Awards Granted in 2016
After review of the executive compensation program in early 2016, the Company’s goals (including linking executive incentives with long-term stockholder value), peer data (where available), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual performance and internal pay equity and competitive considerations, with respect to their long-term equity incentives, and taking into account the late 2015 Willis Towers Watson study, the Committee determined to increase target award values for Mr. Florance and Mr. Linnington. Mr. Florance’s and Mr. Linnington’s target award values were increased by approximately 18% and 29%, respectively, in recognition of their responsibilities and performance. The target award values for Messrs. Florance and Carchedi were set within +/- 15% of the median blended market data. Mr. Linnington’s target award value falls below the median level of blended market data, and was determined after taking into account Mr. Linnington’s total mix of compensation and internal pay equity considerations. Mr. Wheeler and Mr. Yinger did not participate in the executive long-term equity incentive program in early 2016.

Based on prior discussions with representative stockholders and prior recommendations received from Willis Towers Watson, the equity program approved by the Committee sets target award values made up of 40% options subject to a three-year vesting term, 40% annual performance-based restricted stock granted based on achievement of annual financial performance objectives and subject to a three-year vesting term, and 20% performance-based restricted stock subject to vesting based on a three-year pre-determined performance objective and adjustment based on achievement of total stockholder return relative to TSR of companies within the Russell 1000. In early 2015, the Committee approved non-GAAP net income included in the Company’s 2015 Operating Plan as the Company-wide financial goal for the annual performance-based restricted stock awards to be granted in 2016. The Committee determined that non-GAAP net income is a relevant measure of the Company’s financial performance and of stockholder value, and use of the metric avoids potential for duplicative payouts under the Company’s cash incentive program to the named executive officers for the same areas of performance. Non-GAAP net income is our GAAP-basis net income (loss) before stock-based compensation expense, acquisition- and integration-related costs, purchase accounting adjustments, restructuring charges and related costs, and settlement and impairment costs as well as purchase amortization and other related costs and an assumed provision for income taxes.

Once the achievement level of the performance target for the annual restricted stock grant and the total amount of that award for each named executive officer has been determined by the Committee, the number of shares of restricted stock actually granted to a named executive officer is determined using the fourth quarter average daily closing price of the Company’s common stock and rounding up to the nearest 100 shares and approved by the Committee. The annual performance-based restricted stock awards vest in equal installments on the first three anniversaries of the date of grant. Similarly, the number of shares of restricted stock granted to a named executive officer with respect to the multi-year performance grant, subject to vesting, is similarly determined using the fourth quarter average daily closing price of the Company’s common stock and rounding up to the nearest 100 shares, as described further under “2016 Multi-Year Performance Shares” below. The grant date of the annual performance-based restricted stock awards and the multi-year performance restricted stock awards is the date that the Committee approves the grants. Grants of performance-based restricted stock are accounted for using the fair market value of such stock on the date of grant. The Board and the Company’s shareholders approved a new stock incentive plan effective June 9, 2016. Awards granted prior to June 9, 2016 were granted under our 2007 Plan, and awards granted on or after June 9, 2016, are granted under the new plan, the 2016 Stock Incentive Plan.

The Committee supplements the named executive officers’ annual restricted stock awards with an annual award of stock options. Annual option grants are also based on the target award values determined as of the date of grant and vest pro rata over three years. The value actually awarded to each named executive officer is converted to the number of options based on Willis Towers Watson’s assessed value per option calculated using the Black-Scholes model, and is updated annually. The exercise price for each option is equal to the closing price of the Company’s common stock on the date of grant, which is the date of approval by the Committee.

The Committee approved the following target award values for the annual equity compensation awards, including the performance-based restricted stock awards granted in 2016 for 2015 performance and the annual stock option and multi-year performance restricted stock awards granted in 2016.

Name	Title	Annual Option Target Award Values	Annual Performance-Based Restricted Stock Target Award Values	3-year Performance Stock Target Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$1,800,000	$1,800,000	$900,000	$4,500,000
Scott T. Wheeler(1)	CFO	Not a participant in the executive equity incentive program in 2016
Scott L. Yinger(2)	VP, Finance	Not a participant in the executive equity incentive program in 2016
Francis A. Carchedi	Exec. Vice President, Corp. Development	$400,000	$400,000	$200,000	$1,000,000
Matthew F. W. Linnington	Exec. Vice President, Sales	$440,000	$440,000	$220,000	$1,100,000
_____________

(1)	Mr. Wheeler was appointed Chief Financial Officer on January 11, 2016, and therefore was not eligible for the equity grants awarded in March 2016.

(2)	Mr. Yinger was not an executive officer in March 2016, and therefore was not eligible for the equity grants awarded at that time.

2015 Performance-Based Restricted Stock Awards Granted in 2016
On March 11, 2016, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of non-GAAP net income for 2015 (the “2015 Performance-Based Stock Awards”). Each named executive officer had the potential to earn up to two times his annual performance-based restricted stock target award value for exceptional performance as measured against the pre-established metrics and goals.

2015 Performance-Based Stock Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Threshold Goal	Target Goal	Maximum Goal	2015 Actual
Non-GAAP Net Income	$40.3	$50.4	$55.4	$65.9
Payout Percentage	50%	100%	200%	200%

(1)
Named executive officers could receive between 0% and 200% credit for the non-GAAP net income goal, depending upon actual non-GAAP net income achieved in 2015. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target.

The non-GAAP net income goal for 2015 reflects the Company’s expected investments and strategic initiatives in the Apartments.com and Apartment Finder businesses, related marketing campaign and acquisition integration costs, as well as the uncertainty and challenges the Company faced in the apartment rentals industry and in connection with implementation of its new business model for this sector. The non-GAAP net income target for 2015 was set at a level the Compensation Committee believed was challenging given the Company’s very recent entry into the apartment rental listings industry, the changes and investments believed to be required to succeed in that sector and the challenges the Company was and continues to face in order to succeed. As a result of the investments made in the business and the exceptional performance of our management team, including an improved consumer experience on our apartment rental listings sites, increased brand awareness and successful integration of acquired entities, the Company achieved stronger than expected net new subscription sales, which together with management’s focus on operational efficiency and cost reduction and management initiatives implemented in 2015, resulted in stronger than forecasted earnings results. For 2015 performance, each named executive officer received 200.0% of his target award value. The 2015 Performance-Based Stock Awards were granted on March 11, 2016, and the stock award value earned by each named executive officer is shown in the table below. For additional information, see the Grants of Plan-Based Awards table in this Proxy Statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$3,600,000	18,100
Scott T. Wheeler(2)	CFO	—	—
Scott L. Yinger(3)	Vice President, Finance	—	—
Francis A. Carchedi	Exec. Vice President, Corp. Development	$800,000	4,100
Matthew F. W. Linnington	Exec. Vice President, Sales	$880,000	4,500
_____________

(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter 2015 average daily price ($199.01), rounded up to the nearest 100 shares.

(2)
Mr. Wheeler was appointed as Chief Financial Officer on January 11, 2016, and therefore was not eligible for the equity grants awarded in March 2016. Mr. Wheeler’s offer of employment, based upon arms-length negotiation, included a restricted stock award valued at $2,300,000. The restricted stock, which vests in equal annual installments over four years, was granted on January 11, 2016, and the grant date fair value is $2,300,132, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules.

(3)
Mr. Yinger was not an executive officer in March 2016, and therefore was not eligible for the equity grants awarded at that time. Mr. Yinger was granted an equity award of 1,111 shares of restricted stock on January 11, 2016, in connection with his service as Interim CFO. The grant date fair value of the January 11 award is $200,113, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules. Mr. Yinger was also granted an equity award of 969 shares of restricted stock on May 27, 2016, in connection with the Company’s annual equity grants to managers and key employees. The grant date fair value of the May 27 award is $200,099, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules. Both grants of shares of restricted stock vest in equal, annual installments over four years.

2016 Multi-Year Performance Shares
On March 11, 2016, the Committee awarded the named executive officers shares of restricted stock subject to vesting based on achievement of a three-year cumulative revenue goal and adjustment based on the Company’s achievement of total stockholder return (TSR) relative to TSR of companies within the Russell 1000 over the same three-year period. The Company believes that disclosing the specific revenue goal would cause competitive harm, but believes that achievement of the goal at the target level is attainable but will require significant effort. Each named executive officer has the potential to earn up to two times his three-year performance stock target award value for exceptional performance as measured against the pre-established revenue goal, plus up to an additional 20% based on the Company’s TSR over the same three-year period.

Named executive officers can receive between 0% and 200% credit for the revenue component of their three-year performance stock award, depending on actual, cumulative revenue achieved from January 1, 2016 through December 31, 2018. Credit for performance between threshold (95% of target revenue) and target and between target and maximum (102% of target revenue) are determined by linear interpolation. No credit is given for performance below the threshold and credit is capped at 200% of target. After the number of performance shares is determined based on the cumulative revenue for the three-year period, the TSR modifier may increase or decrease the number of shares earned from +20% to -20%. Shares are reduced by 20% if performance is at or below the threshold (25th percentile). Shares are increased by 20% if performance is at or above the maximum (75th percentile). There is no adjustment to the number of shares at target (50th percentile). Adjustments are made between threshold and target and between target and maximum by linear interpolation.

The maximum number of shares of restricted stock subject to the three-year performance stock grant based on the award values described above was awarded on March 11, 2016, subject to the above-described vesting provisions. The maximum number of shares was calculated by first determining the target number of shares by dividing the target value by the fourth quarter 2015 average daily price ($199.01) and rounding up to the nearest 100 shares, and then multiplying the target number of shares by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment).

The actual number of shares that vest and become non-forfeitable are determined on the vesting date based on the Company’s achievement of the revenue and TSR goals described above. The table below sets forth the maximum three-year performance stock award values and the number of shares of common stock granted to the named executive officers in March 2016.

Name	Title	Maximum 3-year Performance- Stock Award Values(1)	Maximum Shares (#)(2)
Andrew C. Florance	CEO & President	$2,160,000	11,040
Scott T. Wheeler(3)	CFO	—	—
Scott L. Yinger(4)	Vice President, Finance	—	—
Francis A. Carchedi	Exec. Vice President, Corporate Development	$480,000	2,640
Matthew F. W. Linnington	Exec. Vice President, Sales	$528,000	2,880
_____________

(1)
Calculated by multiplying the target award value by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment). The amounts reported in this table under “3-year Performance Stock Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this Proxy Statement, which are computed in accordance with FASB ASC Topic 718 pursuant to SEC rules.

(2)
The maximum number of shares was determined by dividing the target award value by the fourth quarter 2015 average daily price ($199.01), rounding up to the nearest 100 shares, then multiplying that number by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment).

(3)	Mr. Wheeler was appointed as Chief Financial Officer on January 11, 2016, and therefore was not eligible for the equity grants awarded in March 2016.

(4)	Mr. Yinger was not an executive officer when the three-year performance stock awards were granted in March 2016.

2016 Stock Option Awards
On March 11, 2016, the Committee awarded the named executive officers stock options. The number of shares of common stock underlying the option awards granted to named executive officers was based on the award values described above. The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in March 2016.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	CEO & President	$1,800,000	36,600
Scott T. Wheeler(2)	CFO	—	—
Scott L. Yinger(3)	Vice President, Finance	—	—
Francis A. Carchedi	Exec. Vice President, Corp. Development	$400,000	8,200
Matthew F. W. Linnington	Exec. Vice President, Sales	$440,000	9,000
_____________

(1)
The number of shares granted is determined by dividing the option award value by Willis Towers Watson’s assessed value per option calculated using the Black-Scholes model, rounded up to the nearest 100 shares. The amounts reported in this table under “Option Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this Proxy Statement.

(2)	Mr. Wheeler was appointed as Chief Financial Officer on January 11, 2016, and therefore was not eligible for the equity grants awarded in March 2016.

(3)	Mr. Yinger was not an executive officer when the stock option awards were granted in March 2016.

Target Equity Incentive Awards Granted in 2017

The Committee elected to review the target award values in early 2017 in advance of awarding the annual performance-based restricted stock awards in 2017 for 2016 performance and the annual stock option awards in 2017. After this additional review of the Company’s goals (including linking executive incentives with long-term stockholder value), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual performance, internal pay equity and competitive considerations, and taking into account the 2017 Willis Towers Watson study, the Committee determined to increase target award values for Mr. Florance, Mr. Carchedi and Mr. Linnington. The Committee also set Mr. Wheeler’s target award values. Mr. Florance’s, Mr. Carchedi’s and Mr. Linnington’s target award values were increased in recognition of their responsibilities and performance. The target award value for Messrs. Florance, Carchedi and Linnington were set within +/- 15% of the median blended market data. Mr. Wheeler’s target award value falls between the 50th and 75th percentile of the blended market data, and was determined after taking into account Mr. Wheeler’s total mix of compensation and internal pay equity considerations. During its review of the executive compensation program in early 2016, the Committee determined to revise the financial metric for the annual performance-based restricted stock awards to be granted in 2017 for 2016 performance from non-GAAP net income to net income to more closely align the compensation targets with GAAP-basis results.

TARGET EQUITY INCENTIVE AWARDS
Target value of the award components:

•	40% options;

•	40% performance-based restricted stock granted based on achievement of net income performance objective and subject to a three-year vesting term; and

•
20% performance shares earned based on a three-year cumulative revenue performance objective and adjustment based on achievement of total stockholder return relative to TSR of companies within the Russell 1000.

The chart below sets forth the target award values for the annual equity compensation awards, including the annual stock option awards granted in 2017 that vest ratably over three years, the performance-based restricted stock awards granted in 2017 for achievement of 2016 net income that vest ratably over three years, and the performance-based grant of restricted stock, which vests based on achievement of a three-year cumulative revenue goal and is subject to adjustment based on the Company’s total stockholder return over the same three-year period. The value of performance-based restricted stock ultimately awarded to our named executive officers in early 2017 for 2016 performance was determined based upon achievement of net income as described below. Each named executive officer had the potential to earn up to two times his annual performance-based restricted stock target award value for exceptional performance as measured against the goal.

Name	Title	Annual Option Target Award Values	Annual Performance-Based Restricted Stock Target Award Values	3-year Performance Stock Target Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$1,840,000	$1,840,000	$920,000	$4,600,000
Scott T. Wheeler	CFO	$750,000	$750,000	$375,000	$1,875,000
Scott L. Yinger(1)	VP, Finance	Not a participant in the executive equity incentive program in 2016 or 2017
Francis A. Carchedi	Exec. Vice President, Corp. Development	$440,000	$440,000	$220,000	$1,100,000
Matthew F. W. Linnington	Exec. Vice President, Sales	$600,000	$600,000	$300,000	$1,500,000
_____________

(1)	Mr. Yinger was not an executive officer in March 2017, and therefore was not eligible for the equity grants awarded at that time.

2016 Performance-Based Restricted Stock Awards Granted in 2017

On March 2, 2017, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of net income for 2016 (the “2016 Performance-Based Stock Awards”).

2016 Performance-Based Stock Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Threshold Goal	Target Goal	Maximum Goal	2016 Actual
Net Income	$49.9	$62.3	$67.3	$85.1
Payout Percentage	50%	100%	200%	200%

(1)
Named executive officers could receive between 0% and 200% credit for the net income goal, depending upon actual net income achieved in 2016. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target.

The net income goal for 2016 reflects the Company’s expected investments and strategic initiatives in the Apartments.com business and to support and sustain the long-term growth of the Company. The net income target for 2016 was set at a level the Compensation Committee believed was challenging given the aggressive profitability growth target expected to be achieved while continuing to make strategic investments. As a result of the investments made in the business and the exceptional performance of our management team, the Company achieved stronger than expected net new subscription sales, which together with management’s focus on operational efficiency and cost reduction and management initiatives implemented in 2016, resulted in stronger than forecasted earnings results. For 2016 performance, each named executive officer received 200.0% of his target award value. The 2016 Performance-Based Stock Awards were granted on March 2, 2017, and the stock award value earned by each named executive officer is shown in the table below. As these awards were granted in early 2017, the grant date fair values of these awards are not included in the Summary Compensation Table or Grants of Plan-Based Awards Table below, but will be reflected in next year’s proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$3,680,000	18,800
Scott T. Wheeler	CFO	$1,500,000	7,700
Scott L. Yinger(2)	Vice President, Finance	—	—
Francis A. Carchedi	Exec. Vice President, Corp. Development	$880,000	4,500
Matthew F. W. Linnington	Exec. Vice President, Sales	$1,200,000	6,200
_____________

(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter 2016 average daily price ($196.39), rounded up to the nearest 100 shares.

(2)	Mr. Yinger was not an executive officer in March 2017, and therefore was not eligible for the equity grants awarded at that time.

COMPENSATION DECISION PROCESS

COMPENSATION COMMITTEE .......................................... Composed entirely of independent directors

The Compensation Committee operates under a written charter approved by the Board. The Compensation Committee:

•
Oversees the Company’s compensation structure, policies and programs for executive officers and assesses whether the compensation structure establishes appropriate incentives for the executive officers;

•	Annually reviews and approves corporate goals and objectives relevant to CEO’s and other executive officers’ compensation;

•	Determines and sets compensation levels based on the Compensation Committee’s evaluation and, with respect to the other executives, the recommendations of the CEO;

•	Approves stock options and other stock incentive awards for executive officers;

•	Reviews and approves the design of benefit plans pertaining to executive officers;

•	Reviews and recommends employment agreements for executive officers;

•	Approves, amends or modifies the terms of any compensation or benefit plan that does not require stockholder approval;

•	Reviews the compensation of Directors for service on the Board and its committees and recommends changes in compensation to the Board; and

•	Reviews and discusses with management the Company’s compensation discussion and analysis and related disclosures required to be included in the Company’s annual report and proxy statement.

READ THE BOARD COMMITTEES’ CHARTERS
All of the charters for the Company’s Board committees are available in the “Investors” section of the Company’s website at www.costargroup.com/investors/governance

In addition, the Board has designated the Compensation Committee as the Administrator of the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), the Company’s 2016 Stock Incentive Plan, as amended (the “2016 Plan”), the Company’s 2011 Cash Incentive Plan, and the Company’s 2016 Cash Incentive Plan. The Compensation Committee may delegate its duties or responsibilities to a subcommittee of the Compensation Committee, and it has authority to retain and to direct management to retain outside advisors and experts that it determines appropriate to assist with performance of its functions.

For additional information about the Committee’s authority and its ability to delegate its authority, see the section of this Proxy Statement titled “Additional Information—Board Meetings and Committees—Compensation Committee.”

INDEPENDENT COMPENSATION CONSULTANT ............................................. Willis Towers Watson

ABOUT WILLIS TOWERS WATSON

Willis Towers Watson is engaged by and reports to the Compensation Committee, and occasionally meets with management to discuss compensation initiatives and issues. The Compensation Committee determined that Willis Towers Watson’s work as the Compensation Committee’s compensation consultant does not present any conflicts of interest.

In 2017, Willis Towers Watson:

•	Updated the Company’s peer group;

•	Provided the Compensation Committee with a compensation analysis with respect to the competitiveness of the Company’s executive compensation programs;

•	Conducted a market study of executive compensation practices to ensure that the Company’s compensation programs are reasonable and competitive; and

•	Conducted an assessment of potential risk factors associated with the design and administration of the Company’s executive compensation programs.

MANAGEMENT

•	Supports the Compensation Committee by making recommendations and providing analyses and meets with Willis Towers Watson to discuss compensation initiatives and competitive practices;

•	The Chief Executive Officer is responsible for conducting an annual performance evaluation of each of the NEOs; and

•	Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation Committee for the compensation of the other NEOs.

OTHER COMPENSATION POLICIES AND PRACTICES

EXECUTIVE STOCK OWNERSHIP POLICY

The Company believes that its executive officers should have a significant financial stake in the Company. To better align the interests of our executive officers with those of our stockholders, the Compensation Committee adopted an Executive Stock Ownership Policy. Executive officers are expected to own shares of the Company’s common stock as follows:

Name	Shares
CEO & President	Required to own shares with a value equal to 6x annual base salary
Other Executive Officers	Required to own shares with a value equal to 2x annual base salary

Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. The current executive officers have until December 31, 2019 to meet the ownership requirements.
EQUITY GRANT PRACTICES

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

RECOUPMENT (OR “CLAWBACK”) POLICY

The Compensation Committee has approved a recoupment (“clawback”) policy. In the event of a restatement due to material non-compliance with financial reporting requirements, the Board is required to review cash incentive payments to executive officers and all performance-based equity awards issued to executive officers during the three years prior to the date the Company determines the restatement is required. If the Board determines that the payments or grants would have been lower had they been determined or calculated based on the restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such payments made to executive officers whom the Board determines engaged in willful misconduct or gross negligence.

ANTI-HEDGING POLICIES

Pursuant to the Company’s insider trading policy, the Company does not permit directors, officers or other employees to engage in speculative or short-term financial activities involving the Company’s stock or derivatives based on the Company’s securities without the consent of the Company’s compliance officer. In addition, the Company does not generally allow any such activities or other hedging activities by its executive officers or directors absent an extraordinary circumstance.
TERMINATION AND CHANGE OF CONTROL PAYMENTS

Except for Mr. Florance, who has termination provisions in his employment agreement, Mr. Linnington, who has a severance provision in his employment terms providing for severance in the event of his termination by the Company without cause, and Mr. Wheeler, who has a severance provision in his employment terms providing for severance in the event he terminates for good reason or is terminated by the Company without cause, the Company is not obligated to provide significant severance or termination payments to named executive officers. The Company has a Company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. Pursuant to the Company’s severance policy, in recognition of their service to the Company, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims. All Company employees are employed at will and, unless specified otherwise by an employment agreement, CoStar is not liable to pay severance but has chosen to adopt this severance policy to apply only in limited circumstances. The Company may choose to pay severance outside of the severance policy in its sole discretion and may amend, alter or discontinue the severance policy at any time.

Similarly, except for Mr. Florance, who negotiated change of control provisions in his employment agreement, the Company does not provide significant cash payments to named executive officers upon a change of control or other similar significant corporate event. However, in order to protect the rights granted under the Company’s 2007 and 2016 stock incentive plans, the form of grant agreement provides for acceleration of vesting of stock and option grants and rights to exercise stock options upon certain significant events, including a change of control, liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the Company’s assets (except in the event that the awards are assumed or substitute grants are awarded pursuant to the terms of the grant). Those rights do not discriminate in scope, terms or operation in favor of named executive officers of the Company and are available generally to all employees who participate in those plans, including the named executive officers.

Details of the potential termination payments for Messrs. Florance, Wheeler and Linnington, of the rights triggered under the 2007 and 2016 stock incentive plans in the case of a significant corporate event and potential payments under the Company-wide severance policy are set out below in the section titled “Potential Payments Upon Termination or Change of Control” in this Proxy Statement.
POLICY ON DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code disallows the deduction of compensation paid by a public company to its Chief Executive Officer and each of the other three most highly compensated executive officers (not including the Company’s Chief Financial Officer) that exceeds $1 million. Compensation that is considered “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. The CoStar Group, Inc. 2007 Stock Incentive Plan, as amended, and the CoStar Group, Inc. 2016 Stock Incentive Plan have been structured so that stock options, stock appreciation rights and certain restricted stock and restricted stock unit awards may qualify as “performance-based” compensation under Section 162(m). In addition, bonuses payable under the CoStar Group, Inc. 2011 Incentive Bonus Plan and the CoStar Group, Inc. 2016 Cash Incentive Plan are intended to qualify as “performance-based” compensation under Section 162(m). The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under all circumstances. Furthermore, while the Committee may consider tax deductibility as one of the factors in determining executive compensation, to retain maximum flexibility in designing compensation programs that meet the Committee’s stated objectives, the Committee may not necessarily limit or structure compensation so that it is deductible under Section 162(m).

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” listed in the table for 2014, 2015 and 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Andrew C. Florance Chief Executive Officer and President	2016	$696,126	—	$5,349,844	$1,988,844	$1,390,000	$11,712(3a)	$9,436,526

	2015	$714,448	—	$6,057,823	$1,820,266	$1,390,000	$11,712	$9,994,249

	2014	$638,142	—	$5,119,648	$1,952,832	$1,310,000	$15,362	$9,035,984

Scott T. Wheeler Chief Financial Officer(4)	2016	$434,194	$200,000(5)	$2,300,132	—	$585,000	$285,850(3b)	$3,805,176

Scott L. Yinger Vice President, Finance(6)	2016	$282,155	—	$400,212	—	$166,152	$12,083(3c)	$860,602

	2015	$298,610	—	$200,740	—	$116,355	$12,578	$628,283

Francis A. Carchedi Executive Vice President, Corporate Development	2016	$387,965	—	$1,237,596	$445,604	$437,625	$13,297(3d)	$2,522,087

	2015	$388,802	—	$1,617,660	$480,505	$357,750	$13,545	$2,858,262

	2014	$349,752	—	$1,700,474	$645,132	$432,000	$15,382	$3,142,740

Matthew F. W. Linnington Executive Vice President, Sales	2016	$346,739	—	$1,355,089	$489,060	$264,071	$11,931(3e)	$2,466,890

	2015	$350,935	—	$1,382,198	$407,016	$610,609	$44,746	$2,795,504

	2014	$222,669	—	$1,500,146	—	$254,500	$12,539	$1,989,854
__________

(1)
This column shows the aggregate grant date fair value of the awards granted in the years shown, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules, including the grant date fair value of the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards granted in 2014, 2015 and 2016, which vest based on achievement of a three-year cumulative revenue goal for the three-year period commencing January 1 of the year of grant and running through December 31 of the third year following the date of grant (i.e. January 1, 2014 – December 31, 2016 for the 2014 grants; January 1, 2015 – December 31, 2017 for the 2015 grants; and January 1, 2016 – December 31, 2018 for the 2016 grants) and are subject to adjustment based on the Company’s TSR over the respective three-year performance period. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables. Assumptions used in calculating the fair value for awards granted in 2016 are described in Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016. For additional information on the stock awards, see the “Equity Incentive Plan” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

(2)
This amount represents the annual cash incentive earned under the Company’s annual incentive bonus plan based on the executive’s achievement of individual and Company financial goals. These bonuses are awarded and paid in the following year after actual financial results are determined for the year for which performance was measured. For additional information regarding the annual cash incentives paid for 2016 performance, see the “2016 Annual Cash Incentive Program” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

(3a)
Pursuant to the CoStar Realty Information, Inc. 401(k) Plan (a defined contribution plan available generally to employees of the Company) (the “401(k) Plan”), for the 2016 plan year, Mr. Florance contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2016, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. The Company paid $1,112 in annual premiums to maintain a $1 million life insurance policy for the benefit of Mr. Florance.

(3b)
Pursuant to the 401(k) Plan, for the 2016 plan year, Mr. Wheeler contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2016, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. The Company paid $141,853 in relocation expenses for Mr. Wheeler and a tax gross up of $129,325 on the relocation expenses, each of which were reported as income for tax purposes. Mr. Wheeler received an employee incentive or gift, and a tax gross up of $1,470 on that gift, each of which was reported as income for tax purposes.

(3c)
Pursuant to the 401(k) Plan, for the 2016 plan year, Mr. Yinger contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2016, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Yinger received a tax gross up of $1,483 on certain employee incentives or gifts, which was reported as income for tax purposes.

(3d)
Pursuant to the 401(k) Plan, for the 2016 plan year, Mr. Carchedi contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2016, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Carchedi received a tax gross up of $2,697 on certain employee incentives or gifts, which was reported as income for tax purposes.

(3e)
Pursuant to the 401(k) Plan, for the 2016 plan year, Mr. Linnington contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2016, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Linnington received a tax gross up of $1,331 on certain employee incentives or gifts, which was reported as income for tax purposes.

(4)	Mr. Wheeler was appointed as an executive officer of the Company in January 2016.

(5)	Mr. Wheeler received a sign-on bonus of $200,000, which was reported as income for tax purposes.

(6)
Mr. Yinger served as Interim Chief Financial Officer commencing August 3, 2015 through January 10, 2016. Prior to and subsequent to that appointment, Mr. Yinger served as Vice President, Finance at a compensation level commensurate with that position. Mr. Yinger was not an executive officer when the executive long-term equity incentive awards were granted in 2016 and the 2016 executive cash incentive plan was approved by the Committee and did not participate in the executive cash incentive plan in 2016. Mr. Yinger participated in the cash incentive plan approved by his manager.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2016
The following Grants of Plan-Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew C. Florance		$347,500	$695,000	$1,390,000
	3/11/16				1,840	4,600	11,040				$2,042,069(7)
	3/11/16							18,100			$3,307,775
	3/11/16								36,600	$182.75	$1,988,844

Scott T. Wheeler		$146,250	$292,500	$585,000
	1/11/16							12,770			$2,300,132

Scott L. Yinger			$125,044
	1/11/16							1,111			$200,113
	5/27/16							969			$200,099

Francis A. Carchedi		$116,700	$233,400	$466,800
	3/11/16				440	1,100	2,640				$488,321(7)
	3/11/16							4,100			$749,275
	3/11/16								8,200	$182.75	$445,604

Matthew F. W. Linnington		$130,125	$260,250	$520,500
	3/11/16				480	1,200	2,880				$532,714
	3/11/16							4,500			$822,375
	3/11/16								9,000	$182.75	$489,060
__________

(1)
Amounts shown in these columns are possible amounts payable under the Company’s cash incentive plan for 2016. The actual cash payments made in 2017 for 2016 performance under the Company’s cash incentive plan are reported in the Summary Compensation table above. The Company’s cash incentive plan in effect for 2016 is described more fully in the section titled “Compensation Discussion and Analysis—2016 Annual Cash Incentive Program” within this Proxy Statement.

(2)
Amounts shown in these columns are the possible number of shares that may vest pursuant to the three-year performance-based restricted stock awards granted in March 2016 under the Company’s 2007 Plan, which vest based on achievement of a three-year cumulative revenue goal for the period from January 1, 2016 through December 31, 2018 and are subject to adjustment based on the Company’s TSR over the three-year performance period. See the section titled “Compensation Discussion and Analysis—2016 Multi-Year Performance Shares for a description of the material terms of these awards.

(3)
Amounts shown in this column represent restricted stock awards granted to named executive officers in 2016 in respect of achievement of 2015 non-GAAP net income goals, except with respect to (a) Mr. Wheeler who was not eligible for the equity grants awarded in March 2016, but received an equity award of 12,770 shares on January 11, 2016 in connection with his offer and commencement of employment, which vests in equal, annual installments over four years, and (b) Mr. Yinger who was not an executive officer when the executive long-term equity incentive awards were granted in 2016 and instead received an equity award of 1,111 shares on January 11, 2016, in connection with his service as Interim CFO, and an equity award of 969 shares on May 27, 2016, in connection with the Company’s annual equity grants to managers and key employees, both of which vest in equal, annual installments over four years. The closing price of the Company’s common stock on January 11, 2016 was $180.12, and the closing price of the Company’s common stock on May 27, 2016 was $206.50.

(4)	Amounts shown in this column represent stock options granted to named executive officers in 2016 that vest in equal, annual installments over three years after the date of grant.

(5)	The exercise price is the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market.

(6)
The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 pursuant to SEC rules. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016.

(7)
Amount shown represents the grant date fair value computed in accordance with FASB ASC Topic 718 pursuant to SEC rules of the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards, which vest based on achievement of a three-year cumulative revenue goal for the period from January 1, 2016 through December 31, 2018 and are subject to adjustment based on the Company’s TSR over the three-year performance period. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016.

NARRATIVES TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
We have an employment agreement with Mr. Florance, and we have at will employment terms with Mr. Wheeler, Mr. Yinger, Mr. Carchedi and Mr. Linnington. Our employment agreement with Mr. Florance became effective as of January 1, 1998. All employees, including our named executive officers, are required to execute terms and conditions of employment, which state that employment is at will and set forth restrictive covenants, including duties of confidentiality, non-solicitation of customers and employees and non-competition. Mr. Wheeler’s employment terms are dated November 13, 2015. Mr. Yinger’s current employment terms became effective June 15, 2010. Mr. Carchedi’s current employment terms became effective June 4, 2009. Mr. Linnington’s current employment terms became effective May 8, 2014.

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT
Pursuant to his employment agreement, Mr. Florance is entitled to receive base salary, an annual cash bonus, six weeks of paid vacation per year, the same health insurance, accident and disability insurance, life insurance, and other fringe benefits provided to most senior executives of the Company, and additional term life insurance coverage not to exceed $1 million (at a cost to the Company not to exceed $2,000 per year), payable as designated by Mr. Florance. Mr. Florance’s employment agreement automatically renews for successive one-year terms unless either the Company or Mr. Florance provides the other with written notice of termination at least three months prior to the end of the then-current term.

Pursuant to his employment agreement, Mr. Florance is subject to confidentiality and non-compete restrictive covenants. The non-compete restrictions apply during the term of the agreement, any period of time during which he remains employed with the Company “at will” and through the second anniversary of the date of his termination.

EQUITY AWARDS
All grants of equity awards to our named executive officers made in 2016 were made under the Company’s 2007 Plan. In April 2007, the Company’s Board adopted the 2007 Plan, subject to stockholder approval. Stockholders approved the 2007 Plan in June 2007; an amendment to the 2007 Plan in June 2010, which increased the number of authorized shares that can be issued under the 2007 Plan by 1,300,000 shares; an amendment to the 2007 Plan in June 2011, which increased the Tax Code limit on the number of shares of common stock that may be granted under the 2007 Plan to any one participant during a calendar year; and an amendment to the 2007 Plan in June 2012, which increased the number of authorized shares that can be issued under the 2007 Plan by 900,000 shares. All shares of common stock that were authorized for issuance under the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”) that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.

In April 2016, the Company’s Board adopted the 2016 Plan, subject to stockholder approval. Stockholders approved the 2016 Plan in June 2016. All shares of common stock that were authorized for issuance under the Company’s 2007 Plan that, as of June 9, 2016, remained available for issuance under the 2007 Plan (excluding shares subject to outstanding awards) were rolled into the 2016 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 2007 Plan. All grants of equity awards to our named executive officers made in 2017 for 2016 performance were made under the Company’s 2016 Plan.

Stock options and annual performance-based restricted stock granted to named executive officers in 2016 and annual performance-based restricted stock granted in 2017 for performance in 2016, in each case pursuant to the named executive officers’ annual equity incentive grants, vest in equal installments over the first three anniversaries following the date of grant, except for grants of restricted stock subject to vesting based on pre-determined performance objectives which vest upon achievement of those objectives. Mr. Wheeler received a grant of time-based restricted stock in connection with his offer and commencement of employment as Chief Financial Officer of the Company that vests over four years from the date of grant. Mr. Yinger received a grant of time-based restricted stock in connection with his service as Interim Chief Financial Officer, and a grant of time-based restricted stock in connection with the Company’s annual equity grants to managers and key employees, each of which vests over four years from the date of grant. For a description of the criteria applied in determining the number of shares of restricted stock awarded in 2016 and 2017 for performance in 2015 and 2016, respectively, see “Compensation Discussion and Analysis–Equity Incentive Plan” above. For a discussion of the effect of a change of control on outstanding restricted stock and option awards, see “Potential Payments Upon Termination or Change of Control–Change of Control Provisions under the Company’s 2007 and 2016 Plans” below. For a discussion of the effect of Mr. Florance’s termination on his outstanding equity awards, see “Potential Payments Upon Termination or Change of Control–Termination and Change of Control Provisions pursuant to Employment Agreements” below. Under the 2007 Plan and the 2016 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2016.

Name	Option Awards(1)					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)
Andrew C. Florance	3/12/2010	43,536		42.29	3/11/2020
	3/4/2011	40,051		$57.16	3/3/2021
	2/21/2012	40,004		$58.95	2/20/2022
	3/11/2013	55,322		$102.16	3/10/2023
	2/28/14	22,400	11,200	$201.04	2/27/2024
	3/5/15	10,733	21,467	$193.69	3/4/2025
	3/11/16		36,600	$182.75	3/10/2026
						35,834(4a)	$6,754,351
								31,920	$6,016,601

Scott T. Wheeler						12,770(4b)	$2,407,017

Scott L. Yinger						3,698(4c)	$697,036

Francis A Carchedi	7/16/2009	10,000		$37.42	7/15/2019
	3/11/2013	12,100		$102.16	3/10/2023
	2/28/2014	7,400	3,700	$201.04	2/27/2024
	3/5/2015	2,833	5,667	$193.69	3/4/2025
	3/11/16		8,200	$182.75	3/10/2026
						9,134(4d)	$1,721,668
								8,880	$1,673,791

Matthew F.W. Linnington	3/5/2015	2,400	4,800	$193.69	3/4/2025
	3/11/16		9,000	$182.75	3/10/2026
						12,116(4e)	$2,283,745
								5,520	$1,040,465
__________

(1)
The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2016 are set forth in the table above, and the vesting dates for each stock option award can be determined based on the vesting schedules described in this footnote. The stock option granted on July 16, 2009 became exercisable in installments of 25 percent on the first four anniversaries of the date of grant. All other awards of stock options in the table above are exercisable in installments of one third on the first three anniversaries of the date of grant, assuming continued employment.

(2)	Market value based on the closing price of the Company’s common stock as of December 30, 2016 of $188.49 per share.

(3)
Represents the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards, which vest based on achievement of a three-year cumulative revenue goal. The revenue goal for the grants made in 2016 are for the period from January 1, 2016 through December 31, 2018 and are subject to adjustment based on the Company’s TSR over the three-year performance period. The revenue goal for the grants made in 2015 are for the period from January 1, 2015 through December 31, 2017 and are subject to adjustment based on the Company’s TSR over the three-year performance period. The revenue goal for the grants made in 2014 are for the period from January 1, 2014 through December 31, 2016 and are subject to adjustment based on the Company’s TSR over the three-year performance period.

(4a)
As of December 31, 2016, Mr. Florance held (i) 5,134 shares of restricted stock, which vest in their entirety on February 28, 2017, (ii) 12,600 shares of restricted stock, which vest in equal installments on March 5, 2017 and 2018, and (iii) 18,100 shares of restricted stock, which vest in equal installments on March 11, 2017, 2018 and 2019.

(4b)	As of December 31, 2016, Mr. Wheeler held 12,770 shares of restricted stock, which vest in equal installments on January 11, 2017, 2018, 2019 and 2020.
(4c) As of December 31, 2016, Mr. Yinger held (i) 278 shares of restricted stock, which vest in their entirety on May 30, 2017, (ii) 632 shares of restricted stock, which vest in equal installments on May 31, 2017 and 2018, (iii) 708 shares of restricted stock, which vest in equal installments on May 28, 2017, 2018 and 2019, (iv) 1,111 shares of restricted stock, which vest in equal installments on January 11, 2017, 2018, 2019 and 2020, and (v) 969 shares of restricted stock, which vest in equal installments on May 27, 2017, 2018, 2019 and 2020.

(4d)
As of December 31, 2016, Mr. Carchedi held (i) 1,700 shares of restricted stock, which vest in their entirety on February 28, 2017, (ii) 3,334 shares of restricted stock, which vest in equal installments on March 5, 2017 and 2018, and (iii) 4,100 shares of restricted stock, which vest in equal installments on March 11, 2017, 2018 and 2019.

(4e)
As of December 31, 2016, Mr. Linnington held (i) 4,749 shares of restricted stock, which vest in equal installments on September 11, 2017 and 2018, (ii) 2,867 shares of restricted stock, which vest in equal installments on March 5, 2017 and 2018, and (iii) 4,500 shares of restricted stock, which vest in equal installments on March 11, 2017, 2018 and 2019.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2016
The following Option Exercises and Stock Vested table provides information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andrew C. Florance	3,173	$376,454	22,633	$4,121,314
Scott T. Wheeler	—	—	—	—
Scott L. Yinger	—	—	1,179	$240,382
Francis A. Carchedi	—	—	5,766	$1,048,603
Matthew F.W. Linnington	—	—	3,807	$750,905
__________

(1)
With respect to shares of common stock sold upon exercise (on the date acquired), the value was calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all such sales during 2016. With respect to shares of common stock held upon exercise, the value was calculated by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price per share by the number of shares acquired and aggregating all such exercises during 2016.

(2)	Calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each named executive officer in the event of a change of control of the Company or a termination of the named executive officer’s employment with the Company for various reasons described below, sometimes referred to herein as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes that the triggering event in question — the change of control, termination of employment, death or disability — occurred on December 30, 2016, the last business day of 2016.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees.

The actual amounts that would be paid upon a named executive officer’s termination of employment or change of control can only be determined at the time of the applicable event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Termination and Change of Control Provisions pursuant to Employment Agreements

Mr. Florance

The Company is permitted to terminate Mr. Florance’s employment at any time, without “cause”, upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice. “Cause” is defined as (a) a material failure by Mr. Florance to perform his duties, which remains uncured for 60 days after written notice of the failure is provided by the Company, (b) Mr. Florance being convicted of a felony or pleading nolo contendre to a felony, or (c) any other willful act or omission by Mr. Florance which materially harms the financial condition or business reputation of the Company. “Good reason” is defined as (a) requiring Mr. Florance to relocate more than 45 miles from his current principal office, (b) Mr. Florance ceasing involuntarily to be Chief Executive Officer of the Company or being required to perform duties that are materially inconsistent with those normally performed by a chief executive officer, (c) the Company materially reducing the nature of his authority and duties, (d) requiring Mr. Florance to report to someone other than the Board, (e) the Company materially breaching its obligations under his employment agreement, which remain uncured for 90 days after written notice is provided by Mr. Florance to the Company, or (f)  an acquisition or change of control of the Company occurring and Mr. Florance terminating his employment within one year after such event. For these purposes, an acquisition or change of control means (i) the acquisition of beneficial ownership of more than 50% of the outstanding common stock of the Company, (ii) election or appointment as directors comprising one-half or more of the Board of persons who were not nominated, recommended or appointed by the Company’s incumbent Board, (iii) the Company entering into a merger pursuant to which it is not the surviving entity, or (iv) sale by the Company of all or substantially all of its assets.

In the event that the Company terminates Mr. Florance’s employment without cause or if he terminates his employment for good reason, Mr. Florance is entitled to receive his base salary for one year payable in installments in accordance with the Company’s payroll practices, his bonus for the year in which the termination occurred, the immediate vesting of all of his unvested stock options and a gross-up payment, if any, to cover any taxes assessed under Section 4999 of the Tax Code. Upon termination by the Company without cause or by Mr. Florance for good reason, all of his unvested stock options will become immediately exercisable and he will have 180 days to exercise all vested options. If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for each share underlying that portion of his stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following the executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.

Mr. Florance’s employment agreement also provides that in the event of his termination due to his disability or death, he (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. In the event of termination due to disability or his death, Mr. Florance (or his estate) would have one year to exercise all vested options. For the purposes of this analysis, which assumes a triggering event on December 31, 2016, he (or his estate) would be entitled to the full amount of his bonus for 2016.

Mr. Florance also has the right at any time to terminate his employment without good reason upon 180 days written notice to the Company, and the Company has the right at any time to terminate Mr. Florance for cause. In either such event, Mr. Florance would not be entitled to any base salary or fringe benefits for any period after termination, and he would forfeit any unvested stock options and his right to participate in the Company’s cash incentive program.

Mr. Wheeler

In the event that the Company terminates Mr. Wheeler’s employment without “cause” or Mr. Wheeler terminates his employment for “good reason,” Mr. Wheeler’s offer letter provides for a termination payment equal to six months base salary and his prorated target annual cash incentive bonus, subject to his execution of a release. Pursuant to his offer letter, “cause” is defined as any of the following: (a) conduct involving intentional misrepresentation, fraud, embezzlement or dishonesty, (b) conviction of a felony or entry of a plea of guilty or no contest to a felony, (c) gross insubordination, willful misconduct or gross negligence, (d) disclosure of the Company’s confidential information in breach of Mr. Wheeler’s terms and conditions of employment, (e) breach of the non-competition or non-solicitation covenants in Mr. Wheeler’s terms and conditions of employment, (f) material breach of the Company’s policies, or (g) failure to perform his duties as Chief Financial Officer, which failure remains uncured for 30 days. Pursuant to Mr. Wheeler’s offer letter, “good reason” means any of the following, provided that Mr. Wheeler provides the Company notice of his intent to terminate employment within 15 days of the event and the Company fails to cure within 30 days of receipt of his notice: (a) a material adverse change or reduction in Mr. Wheeler’s duties or responsibilities that does not result from his misconduct or failure to adequately perform or another reason which would constitute grounds for his termination for cause, (b) a change in the reporting structure so that Mr. Wheeler no longer reports to the Chief Executive Officer, (c) a requirement that Mr. Wheeler relocate his principal office more than 50 miles from the current location, or (d) a resignation that is based upon a request from an authorized officer of the Company that Mr. Wheeler undertake any fraudulent or criminal activities in his role as Chief Financial Officer.

Mr. Linnington

In the event that the Company terminates Mr. Linnington’s employment without cause, Mr. Linnington’s offer letter provides for a termination payment equal to six months’ base salary, subject to his execution of a release.

Others

Except as may be provided to all employees of the Company generally and as provided pursuant to the Company’s stock incentive plans (as described below), Mr. Yinger and Mr. Carchedi are not entitled to any post-employment compensation if their employment is terminated without cause.

Change of Control Provisions under the Company’s 2007 and 2016 Plans

Pursuant to the Company’s 2007 Plan and 2016 Plan and related award agreements, upon a change of control, all options will immediately vest and all restrictions on stock grants will lapse. For purposes of the stock incentive plans, a “change of control” means: (a) acquisition by a third party of more than 80% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board, (b) consummation of a merger or consolidation of the Company into any other entity, unless the holders of the Company’s voting securities outstanding immediately before such transaction hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent, or (c) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is consummated. Further, upon a substantial corporate change, if awards are not assumed, substituted or continued, the awards shall immediately vest and become exercisable before the consummation of the transaction. For purposes of the stock incentive plans, a “substantial corporate change” means: (w) dissolution or liquidation of the Company, (x) merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, (y) the sale of substantially all of the assets of the Company to another corporation, or (z) a person acquires ownership of 100% of the combined voting power of all classes of stock of the Company.

The table below summarizes the potential termination and change of control payments described above for each of the named executive officers, excluding any payments that may be available under the Company’s company-wide severance plan, which provides payments that do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. The terms defined above apply to those used in this table. Unless otherwise specifically noted below, all amounts assume that the triggering event in question — the termination upon a change of control, termination without cause or for good reason, death or disability — occurred on December 30, 2016, the last business day of 2016.

Name	Termination by Company “without cause” other than upon change of control	Termination by Executive for “good reason” other than upon change of control	Termination due to death or disability	Termination upon change of control	Change of control without termination(1)
Andrew C. Florance	$2,295,084(2)	$2,295,084(2)	$1,390,000(3)	$15,066,035(4)	$12,981,035
Scott T. Wheeler	$810,000(5)	$810,000(5)	—	$2,407,017 (1)	$2,407,017
Scott L. Yinger	—	—	—	$697,036 (1)	$697,036
Francis A. Carchedi	—	—	—	$3,442,527 (1)	$3,442,527
Matthew F.W. Linnington	$173,500(6)	—	—	$3,375,870 (1)	$3,375,870
____________

(1)
Consists of the values realizable by the named executive officers with respect to unvested stock options (that are in-the-money) and restricted stock under the Company’s 2007 and 2016 Plans in the event of a change of control or substantial corporate change, as defined in the plans and described above, as of December 30, 2016, which values are summarized in the table below. The intrinsic value of the stock options was calculated by multiplying the number of shares underlying the unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($188.49) on December 30, 2016, excluding options with an exercise price greater than the closing price on December 30, 2016. The intrinsic value of the restricted stock was calculated using the closing price of the Company’s common stock on December 30, 2016 ($188.49).

Name	Unvested (in-the-money) Options (# shares)	Intrinsic Value	Unvested Restricted Stock (# shares)	Intrinsic Value	Total
Andrew C. Florance	36,600	$210,084	67,754	$12,770,951	$12,981,035
Scott T. Wheeler	—	—	12,770	$2,407,017	$2,407,017
Scott L. Yinger	—	—	3,698	$697,036	$697,036
Francis A. Carchedi	8,200	$47,068	18,014	$3,395,459	$3,442,527
Matthew F.W. Linnington	9,000	$51,660	17,636	$3,324,210	$3,375,870

(2)
Includes base salary for one year ($695,000), bonus for 2016 ($1,390,000), and the immediate vesting of all unvested stock options ($210,084). The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($188.49) on December 30, 2016, excluding options with an exercise price greater than the closing price on December 30, 2016.

(3)	Consists of the cash incentive bonus for 2016.

(4)
Mr. Florance’s employment agreement provides for a termination payment if there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after that event. Assuming, for these purposes, that those conditions are met as of December 30, 2016, Mr. Florance would be entitled to the amount set forth, which includes base salary for one year ($695,000), his cash incentive bonus for 2016 ($1,390,000), the immediate vesting of all unvested stock options ($210,084) and all unvested restricted stock ($12,770,951) under the respective stock incentive plans. Mr. Florance would not receive a gross-up payment to cover taxes assessed under Section 4999 of the Tax Code based on these facts. The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($188.49) on December 30, 2016, excluding options with an exercise price greater than the closing price on December 30, 2016. The value of the restricted stock was calculated by multiplying the number of outstanding restricted shares by the closing price of the Company’s common stock on December 30, 2016 ($188.49).

(5)
Mr. Wheeler’s offer of employment provides for a termination payment if his employment is involuntarily terminated by the Company without cause or by Mr. Wheeler for good reason, subject to his execution of a release. Assuming for these purposes that those conditions are met as of December 30, 2016, Mr. Wheeler would be entitled to the amount set forth, which includes six months base salary ($225,000) and his cash incentive bonus for 2016 ($585,000).

(6)
Mr. Linnington’s offer of employment provides for a termination payment equal to six months base salary if his employment is involuntarily terminated by the Company for any reason other than cause, subject to his execution of a release.

Company-Wide Severance Policy

As described above under “Termination and Change of Control Payments,” in 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. Pursuant to the company-wide severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims. In the event of termination of employment as a result of a position reduction, under the Company-wide severance policy as of December 30, 2016, Mr. Yinger would be entitled to $37,406 (based on his base salary in effect while serving as Vice President, Finance), and Mr. Carchedi would be entitled to $59,846. Mr. Florance would be entitled to the payments set forth in his employment agreement, Mr. Wheeler would be entitled to the payment set forth in his offer letter, and Mr. Linnington would be entitled to the payment set forth in his offer letter, each of which are described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None of our executive officers or directors engaged in or had a direct or indirect interest in any transactions with us since the beginning of fiscal year 2016 that are required by SEC rules to be disclosed in this Proxy Statement.

The Board recognizes that Interested Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In April 2006, the Board delegated authority to the Audit Committee to review and approve Interested Transactions, and the Audit Committee has adopted written procedures as detailed below for the review, approval, or ratification of Interested Transactions.

Pursuant to the Audit Committee’s procedures, an “Interested Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Party” is any (a) person who is or was (since the beginning of the last year for which the Company has filed an annual report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5% beneficial owner of the Company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person.

The Audit Committee will review all of the relevant facts and circumstances of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to a limited list of enumerated transactions which are deemed to be pre-approved as described in the Interested Transactions policy. In determining whether to approve an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our directors and executive officers, and anyone who beneficially owns more than 10% of our common stock, file with the SEC reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us and on written representations from reporting persons, we believe that during 2016, our directors, executive officers and 10% stockholders filed the required reports under Section 16(a) on a timely basis.

OTHER INFORMATION
We have made available a copy of our annual report on Form 10-K for the year ended December 31, 2016 with this Proxy Statement. In addition, you may obtain a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, without charge by sending a written request to Rich Simonelli, Vice President of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005.

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of the Notice of Availability of Proxy Materials has been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own Notice of Availability of Proxy Materials or your own set of proxy materials, as applicable, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Broadridge Financial Services, Inc. either by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood NY 11717.  A revocation of consent to householding will be effective 30 days following its receipt. We will deliver promptly, upon written or oral request, a separate copy of the proxy materials for the Annual Meeting to a stockholder at a shared address to which a single copy of the materials was delivered. This request should be made by sending a written request to Rich Simonelli, Vice President of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005 or by calling Mr. Simonelli at (202) 346-6500.

This Proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained Innisfree M&A Incorporated to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $20,000, plus reasonable expenses. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Innisfree M&A Incorporated will request that brokerage houses, banks and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.

Appendix A

COSTAR GROUP, INC.
1331 L STREET, NW
WASHINGTON, DC 20005
ATTN: JONATHAN COLEMAN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E26709-P92446 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COSTAR GROUP, INC.

The Board of Directors recommends you vote FOR all the nominees listed:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Michael R. Klein	☐	☐	☐
1b. Andrew C. Florance	☐	☐	☐
1c. Laura Cox Kaplan	☐	☐	☐
1d. Michael J. Glosserman	☐	☐	☐
1e. Warren H. Haber	☐	☐	☐
1f. John W. Hill	☐	☐	☐
1g. Christopher J. Nassetta	☐	☐	☐
1h. David J. Steinberg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017.	☐	☐	☐
3. Proposal to approve, on an advisory basis, the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote "One Year".

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐

NOTE: I authorize the proxies to vote according to their discretion on any other matters that are properly presented before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E26710-P92446

COSTAR GROUP, INC.
Annual Meeting of Stockholders
June 6, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2017, and the 2016 Annual Report on Form 10-K, hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Scott T. Wheeler, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2017 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 1331 L Street, NW, Washington, DC 20005, at 10:00 a.m. local time on Tuesday, June 6, 2017, and any adjournment or postponement thereof, with the same effect as if undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS CONTRARY DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017, "FOR" APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION, TO CONDUCT FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY "ONE YEAR", AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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